CONFORMED VERSION
AGENCY AGREEMENT
DATED 5 OCTOBER 2006
POLO RALPH LAUREN CORPORATION
EUR 300,000,000 4.50 per cent. Notes due 2013
ALLEN & OVERY
Allen & Overy LLP

THIS AGREEMENT is dated 5 October 2006 and made
BETWEEN:
(1) POLO RALPH LAUREN CORPORATION (the Issuer);
(2) DEUTSCHE BANK AG, LONDON BRANCH; and
(3) DEUTSCHE BANK LUXEMBOURG S.A.
WHEREAS:
(A)	The Issuer has agreed to issue EUR 300,000,000 4.50 per cent. Notes due 2013 (the Notes which expression shall include, unless the context otherwise requires, any further Notes issued pursuant to Condition 14 and forming a single series with the Notes).
(B)	The Notes will be issued in registered form in the denominations of EUR 50,000 and integral multiples of EUR 1,000 in excess thereof, without coupons.
(C)	The Notes will initially be represented by a Global Certificate.
(D)	The Global Certificate will be in or substantially in the form set out in Schedule 1 and the definitive Certificates will be in or substantially in the form set out in Part 1 of Schedule 2. The Conditions of the Notes (the Conditions) will be in or substantially in the form set out in Part 2 of Schedule 2.
NOW IT IS HEREBY AGREED as follows:
1.	INTERPRETATION
1.1	Words and expressions defined in the Conditions and not otherwise defined in this Agreement shall have the same meanings when used in this Agreement.
1.2	References in this Agreement to principal and/or interest shall include any additional amounts payable pursuant to Condition 8.
2.	DEFINITIONS
2.1	As used in this Agreement and in the Conditions:
Fiscal Agent, Paying Agents, Registrar, Transfer Agent and Agents mean and include each Fiscal Agent, Paying Agent, Registrar, Transfer Agent and Agent from time to time appointed to exercise the powers and undertake the duties conferred and imposed upon it by this Agreement and notified to the Noteholders under clause 21;
Outstanding means in relation to the Notes all the Notes issued other than:
(a)	those Notes which have been redeemed and cancelled pursuant to Condition 7 or otherwise pursuant to the Conditions;
(b)	those Notes in respect of which the date for redemption under the Conditions has occurred and the redemption moneys wherefore (including all interest payable thereon) have been duly paid to the Fiscal Agent in the manner provided in clause 5

(and, where appropriate, notice to that effect has been given to the Noteholders under Condition 12) and remain available for payment against presentation of the relevant Notes;

(c)	those Notes which have been purchased and cancelled under Condition 7;

(d)	those Notes which have become void under Condition 9;

(e)	those mutilated or defaced Notes which have been surrendered and cancelled and in respect of which replacements have been issued pursuant to Condition 11; and

(f)	(for the purpose only of ascertaining the principal amount of the Notes outstanding and without prejudice to the status for any other purpose of the relevant Notes) those Notes which are alleged to have been lost, stolen or destroyed and in respect of which replacements have been issued pursuant to Condition 11, provided that for each of the following purposes, namely:
(i)	the right to attend and vote at any meeting of the Noteholders or any of them; and

(ii)	the determination of how many and which Notes are for the time being outstanding for the purposes of paragraphs 4, 7 and 9 of Schedule 3;
those Notes (if any) which are for the time being held by any person (including, but not limited to, the Issuer or any of its Subsidiaries) for the benefit of the Issuer or any of its Subsidiaries shall (unless and until ceasing to be so held) be deemed not to remain outstanding; and
specified office means the offices specified in clause 27 or any other specified offices as may from time to time be duly notified pursuant to clause 27.
2.2	(a) In this Agreement, unless the contrary intention appears, a reference to:
(i)	an amendment includes a supplement, restatement or novation and amended is to be construed accordingly;

(ii)	a person includes any individual, company, unincorporated association, government, state agency, international organisation or other entity;

(iii)	a provision of a law is a reference to that provision as extended, amended or re-enacted;

(iv)	a clause or schedule is a reference to a clause of, or a Schedule to, this Agreement;

(v)	a person includes its successors and assigns;

(vi)	a document is a reference to that document as amended from time to time; and

(vii)	a time of day is a reference to London time;
(b)	The headings in this Agreement do not affect its interpretation;

(c)	All references in this Agreement to costs or charges or expenses shall include any value added tax or similar tax charged or chargeable in respect thereof; and
(d)	All references in this Agreement to Notes shall, unless the context otherwise requires, include the Global Certificate and the definitive Certificates.
3.	APPOINTMENT OF AGENTS

3.1	The Issuer appoints, on the terms and subject to the conditions of this Agreement:
(a)	Deutsche Bank AG, London Branch as fiscal and principal paying agent (in such capacity, the Fiscal Agent) and as transfer agent (in such capacity, the Transfer Agent) in respect of the Notes; and

(b)	Deutsche Bank Luxembourg S.A. as paying agent and as registrar (in such capacity, the Registrar) (together with the Fiscal Agent, the Paying Agents) for the payment of principal of, and interest on, the Notes;
in each case acting at its specified office.
3.2	The Fiscal Agent, the other Paying Agent, the Transfer Agent and the Registrar are together referred to as the Agents.
3.3	The obligations of the Agents hereunder are several and not joint.
4.	AUTHENTICATION AND DELIVERY OF NOTES
4.1	If the Global Certificate is to be exchanged in accordance with its terms for definitive Certificates, the Issuer undertakes that it will deliver to, or to the order of, the Fiscal Agent, as soon as reasonably practicable and in any event not later than 15 days before the relevant exchange is due to take place, definitive Certificates in an aggregate principal amount of EUR 300,000,000 or such lesser amount as is the principal amount of Notes represented by the Global Certificate to be issued in exchange for the Global Certificate. Each definitive Certificate so delivered shall be duly executed on behalf of the Issuer.
4.2	The Issuer authorises and instructs (a) the Registrar to authenticate the Global Certificate and (b) the Registrar to authenticate the definitive Certificates delivered pursuant to subclause 4.1.
4.3	If the Global Certificate becomes exchangeable for definitive Certificates in accordance with its terms, the Registrar shall authenticate and deliver to each person designated by the relevant Clearing System a definitive Certificate in accordance with the terms of this Agreement and the Global Certificate.
4.4	The Fiscal Agent and the Registrar shall cause all Notes delivered to and held by them under this Agreement to be maintained in safe custody and shall ensure that the definitive Certificates are issued only in accordance with the terms of the Global Certificate and this Agreement.
4.5	The Global Certificate shall be deposited with, and registered in the name of, a nominee for a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System and Clearstream Banking societe anonyme (together, the Clearing Systems).
4.6	If the Issuer is required to deliver definitive Certificates pursuant to the terms of the Global Certificate, the Issuer shall promptly arrange for a stock of definitive Certificates

(unauthenticated and with the names of the registered holders left blank but executed on behalf of the Issuer and otherwise complete) to be made available to the Registrar.
5.	PAYMENT TO THE FISCAL AGENT
5.1	The Issuer shall, not later than 10.00 a.m. (New York City time) on each date on which any payment of principal and/or interest in respect of any of the Notes becomes due under the Conditions, transfer to an account specified by the Fiscal Agent such amount of Euro as shall be sufficient for the purposes of the payment of principal and/or interest in same day funds.
5.2	The Issuer shall ensure that, not later than the second London Business Day immediately preceding the date on which any payment is to be made to the Fiscal Agent pursuant to subclause 5.1, the Fiscal Agent shall receive a copy of an irrevocable payment instruction by fax or SWIFT to the bank through which the payment is to be made. For the purposes of this subclause 5.2, London Business Day means a day on which banks are open for business in London.
5.3	If the amounts to be received by the Fiscal Agent under subclause 5.1 will be, or the amounts actually received by it are, insufficient to satisfy all claims in respect of all payments then falling due in respect of the Notes, the Fiscal Agent shall not be obliged to pay any such claims until the Fiscal Agent has (i) received the full amount of all such payments, and (ii) been able to identify and confirm receipt of funds.
6.	NOTIFICATION OF NON-PAYMENT BY THE ISSUER
The Fiscal Agent shall notify each of the other Paying Agents and the Registrar forthwith:
(a)	if it has not by the relevant date specified in subclause 5.1 received unconditionally the full amount in Euro required for the payment; and

(b)	if it receives unconditionally the full amount of any sum payable in respect of the Notes after such date.
The Fiscal Agent shall, at the expense of the Issuer, forthwith upon receipt of any amount as described in subclause 6(b), cause notice of that receipt to be published under Condition 12.
7.	DUTIES OF THE REGISTRAR AND THE PAYING AGENTS
7.1	Subject to the payments to the Fiscal Agent provided for by clause 5 being duly made, the Paying Agents shall act as paying agents of the Issuer and shall pay or cause to be paid on behalf of the Issuer, on and after each date on which any payment becomes due and payable, the amounts of principal and interest payable in respect of each Note under the Conditions and the provisions of this Agreement and, in the case of a payment of principal following receipt of the Note at the specified office of the relevant Paying Agent.
7.2	If default is made by the Issuer in respect of any payment, unless and until the full amount of the payment has been made under the terms of this Agreement (except as to the time of making the same) or other arrangements satisfactory to the Fiscal Agent have been made, neither the Fiscal Agent nor any of the other Paying Agents shall be bound to act as paying agents.
7.3	Without prejudice to subclauses 7.1 and 7.2, if the Fiscal Agent pays any amounts to the holders of Notes or to any other Paying Agent at a time when it has not received payment in full in respect of the Notes in accordance with subclause 5.1 (the excess of the amounts so paid over the amounts so received being the Shortfall), the Issuer will, in addition to paying amounts due under subclause 5.1, pay to the Fiscal Agent on demand interest (at a rate which represents the Fiscal Agent’s cost of funding the Shortfall) on the Shortfall (or the unreimbursed portion thereof) until the receipt in full by the Fiscal Agent of the Shortfall.
7.4	Whilst the Notes are represented by the Global Certificate, all payments due in respect of the Notes shall be made to, or to the order of, the holder of the Global Certificate, subject to and in accordance with the provisions of the Global Certificate. On the occasion of each payment, the Paying Agent to which the Global Certificate was presented for the purpose of making the payment shall cause the appropriate Schedule to the Global Certificate to be annotated so as to evidence the amounts and dates of the payments of principal and/or interest as applicable.
7.5	If on presentation of a Note the amount payable in respect of the Note is not paid in full (otherwise than as a result of withholding or deduction for or on account of any Taxes as permitted by the Conditions) the Paying Agent to whom the Note is presented shall procure that the Note is enfaced with a memorandum of the amount paid and the date of payment.
8.	REIMBURSEMENT OF THE PAYING AGENTS
The Fiscal Agent shall charge the account referred to in clause 5 for all payments made by it under this Agreement and will credit or transfer to the respective accounts of the other Paying Agents the amount of all payments made by them under the Conditions immediately upon notification from them, subject in each case to any applicable laws or regulations.
9.	NOTICE OF ANY WITHHOLDING OR DEDUCTION
9.1	If the Issuer is, in respect of any payment in respect of the Notes, compelled to withhold or deduct any amount for or on account of any Taxes as contemplated by Condition 8, the Issuer shall give notice to the Fiscal Agent as soon as it becomes aware of the requirement to make the withholding or deduction and shall give to the Fiscal Agent such information as the Fiscal Agent shall require to enable it to comply with the requirement.
9.2	All payments by the Issuer under this Agreement shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by any government having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer shall pay such additional amounts as shall be necessary in order that the net amounts received by the Agent after such withholding or deduction shall equal the respective amount which would otherwise have been receivable by the Agent if no such withholding or deduction had been made.
10.	DUTIES OF THE REGISTRAR
10.1	The Registrar shall so long as any Note is outstanding:
(a)	maintain at its specified office a register (the Register) of the holders of the Registered Notes which shall show (i) the principal amounts and the serial numbers of the Notes, (ii) the dates of issue of all Notes, (iii) all subsequent transfers and changes of ownership of Notes, (iv) the names and addresses of the holders of the Notes, (v) all cancellations of Notes, whether because of their purchase by the Issuer or any Subsidiary of the Issuer, their replacement or otherwise, and (vi) all replacements of Notes (subject, where appropriate, in the case of (v), to the Registrar having been notified as provided in this Agreement), and subject to applicable laws and regulations at all reasonable times during office hours make such copy of the Register available to the Fiscal Agent, Transfer Agent, Paying Agent, Issuer, any person authorised by the Issuer or any Noteholder for inspection;

(b)	register all transfers of Notes;

(c)	receive any document in relation to or affecting the title to any of the Notes including all forms of transfer, forms of exchange, probates, letters of administration and powers of attorney;

(d)	maintain proper records of the details of all documents received by itself or the Transfer Agent;

(e)	prepare all such lists of holders of the Notes as may be required by the Issuer or the Fiscal Agent or any person authorised by either of them;

(f)	subject to applicable laws and regulations at all reasonable times during office hours make the Register available to the Issuer or any person authorised by it or the holder of any Note for inspection and for the taking of copies or extracts;

(g)	notify the Fiscal Agent upon its request not less than seven days before each due date for the payment of interest of the names and addresses of all registered holders of the Notes at the close of business on the relevant Record Date and the amounts of their holdings in order to enable the Fiscal Agent to make or arrange for due payment to the holders of the amounts of interest payable in respect of the Notes or, as the case may be, the amounts required to redeem the Notes;

(h)	comply with the proper and reasonable requests of the Issuer with respect to the maintenance of the Register and give to the Fiscal Agent and the Transfer Agent such information as may be reasonably required by them for the proper performance of their duties;

(i)	forthwith, and in any event within three business days of the relevant request (or such longer period as may be required to comply with any applicable fiscal or other regulations), authenticate and issue, upon receipt by it of, or receipt by it of notification from any Transfer Agent of delivery to it of, Notes for transfer, duly dated and completed Notes in the name of the registered holders and deliver the Notes at its specified office or at the specified office of the Transfer Agent or (at the risk of the relevant registered holders) send the Notes to such address as the registered holders may request; and

(j)	accept Notes delivered to it with a request for transfer of all or part of the Note, and shall, if appropriate, charge to the holder of a Note presented for transfer the costs or expenses (if any) of delivering Notes issued on such transfer other than by regular mail. Holders of the Notes shall be responsible for payment of any stamp duty, tax or other governmental charge that may be imposed in relation to the transfer, and for the avoidance of doubt, none of the Agents shall have any responsibility in connection therewith.
10.2	The Issuer shall deliver to the Registrar for the performance of its duties under this Agreement from time to time so long as any Note is outstanding, sufficient duly executed Notes as may be required for the performance of the Registrar’s duties.

10.3	Notes shall be dated:
(a)	in the case of the Global Certificate issued on the date of closing, with that date; or

(b)	in the case of a Note issued upon transfer, with the date of registration in the Register of the transfer; or

(c)	in the case of a Note issued to the transferor upon transfer in part of a Note, with the same date as the date of the Note transferred; or

(d)	in the case of a Note issued pursuant to clause 16 with the same date as the date of the lost, stolen, mutilated, defaced or destroyed Note in replacement of which it is issued.
11.	DUTIES OF THE TRANSFER AGENT
11.1	The Transfer Agent shall perform the duties set out in this Agreement and the Conditions and, in performing those duties, shall comply with the Conditions and the provisions of this Agreement.
11.2	The Transfer Agent shall:
(a)	accept Notes delivered to it with a request for transfer of all or part of the Note, and shall, in each case, give to the Registrar all relevant details to enable it to issue Notes in accordance with each request; and
(b)	if appropriate, charge to the holder of a Note presented for transfer the costs or expenses (if any) of the Registrar in delivering Notes issued on such transfer other than by regular mail. Holders of the Notes shall be responsible for payment of any stamp duty, tax or other governmental charge that may be imposed in relation to the transfer, and for the avoidance of doubt, none of the Agents shall have any responsibility in connection therewith.
12.	REGULATIONS FOR TRANSFER OF REGISTERED NOTES
Subject as provided below, the Issuer may from time to time agree with the Transfer Agent reasonable regulations to govern the transfer and registration of Notes. The initial regulations, which shall apply until amended under this clause, are set out in Schedule 4. The Transfer Agent agrees to comply with the regulations as amended from time to time.
13.	DUTIES TO THE FISCAL AGENT IN CONNECTION WITH OPTIONAL REDEMPTION AND REDEMPTION FOR TAXATION REASONS
If the Issuer decides to redeem all of the Notes for the time being outstanding under Condition 7(2) and/or 7(3), it shall give notice of the decision to redeem to the Fiscal Agent in accordance with the Conditions.
14.	RECEIPT AND PUBLICATION OF NOTICES
14.1	Forthwith upon the receipt by the Fiscal Agent of a demand or notice from any Noteholder under Condition 10 the Fiscal Agent shall forward a copy of the demand or notice to the Issuer.
14.2	On behalf of and at the request and expense of the Issuer, the Fiscal Agent shall cause to be published all notices required to be given by the Issuer under the Conditions.

14.3	The Fiscal Agent shall, at the request and expense of the Issuer, notify in writing the holders of Notes in respect of all notices required to be so given under the Conditions.
15.	CANCELLATION OF NOTES
15.1	All Notes which are surrendered in connection with redemption or transfer shall be cancelled by the Agent to which they are surrendered. Each of the Agents shall give to the Fiscal Agent details of all payments made by it and shall deliver all cancelled Notes to the Fiscal Agent (or as the Fiscal Agent may specify). Where Notes are purchased by or on behalf of the Issuer or any of its Subsidiaries, the Issuer shall procure that the Notes are promptly cancelled and delivered to the Fiscal Agent or its authorised agent.
15.2	The Fiscal Agent or its authorised agent shall (unless otherwise instructed by the Issuer in writing and save as provided in subclause 17.1) destroy all cancelled Notes and furnish the Issuer with a certificate of destruction containing written particulars of the serial numbers of the Notes so destroyed.
16.	ISSUE OF REPLACEMENT CERTIFICATES
16.1	The Issuer shall cause a sufficient quantity of additional forms of Certificates to be available, upon request, to the Registrar for the purpose of issuing replacement Certificates as provided below.
16.2	The Fiscal Agent and the Registrar shall, subject to and in accordance with Condition 11 and the following provisions of this clause, cause to be authenticated (in the case only of replacement Certificates) and delivered any replacement Certificates which the Issuer may determine to issue in place of Certificates which have been lost, stolen, mutilated, defaced or destroyed.
16.3	The Fiscal Agent or, as the case may be, the Registrar shall obtain verification, in the case of an allegedly lost, stolen or destroyed Certificate in respect of which the serial number is known, that the Certificate has not previously been redeemed or paid. Neither the Fiscal Agent nor the Registrar shall issue a replacement Certificate unless and until the applicant has:
(a)	paid such expenses and costs as may be incurred in connection with the replacement;

(b)	furnished it with such evidence and indemnity as the Issuer may reasonably require; and

(c)	in the case of a mutilated or defaced Certificate, surrendered it to the Fiscal Agent or, as the case may be, the Registrar.
16.4	The Fiscal Agent or, as the case may be, the Registrar shall cancel mutilated or defaced Certificates in respect of which replacement Certificates have been issued pursuant to this clause and all Certificates which are so cancelled shall be delivered by the Registrar to the Fiscal Agent (or as it may specify). The Fiscal Agent shall furnish the Issuer with a certificate stating the serial numbers of the Certificates received by it and cancelled pursuant to this clause and shall, unless otherwise requested by the Issuer, destroy all those Certificates and furnish the Issuer with a destruction certificate containing the information specified in subclause 15.2.

16.5	The Fiscal Agent or, as the case may be, the Registrar shall, on issuing any replacement Certificate, forthwith inform the Issuer, the other Paying Agents and the Registrar and the Transfer Agent of the serial number of the replacement Certificate issued and (if known) of the serial number of the Certificate in place of which the replacement Certificate has been issued.
16.6	Whenever a Certificate for which a replacement Certificate has been issued and the serial number of which is known is presented to a Paying Agent for payment or to a Transfer Agent for transfer, the relevant Agent shall immediately send notice to the Issuer and (if it is not itself the Fiscal Agent) the Fiscal Agent.
17.	RECORDS AND CERTIFICATES
17.1	The Fiscal Agent shall keep a full and complete record of all Certificates and of their redemption, purchase by or on behalf of the Issuer or any of its Subsidiaries, cancellation or payment (as the case may be) and of all replacement Certificates issued in substitution for lost, stolen, mutilated, defaced or destroyed Certificates. The Fiscal Agent shall at all reasonable times make the records available to the Issuer.
17.2	The Fiscal Agent shall give to the Issuer, as soon as possible and in any event within four months after the date of redemption, purchase, payment or replacement of a Certificate (as the case may be), a certificate stating (a) the aggregate principal amount of Certificates which have been redeemed, (b) the serial numbers of those Certificates, (c) the aggregate amount of interest paid (and the due dates of the payments) on the Global Certificate and/or on the Certificates, (d) the aggregate principal amounts of Notes (if any) which have been purchased by or on behalf of the Issuer or any of its Subsidiaries and cancelled (subject to delivery of the Certificates to the Fiscal Agent) and the serial numbers of such Certificates and (e) the aggregate principal amounts of Certificates which have been surrendered and replaced and the serial numbers of those Certificates.
18.	COPIES OF THIS AGREEMENT AVAILABLE FOR INSPECTION
The Paying Agents shall hold copies of this Agreement and any other documents expressed to be held by them in the Prospectus dated 4 October 2006 issued by the Issuer in relation to the Certificates available for inspection. For this purpose, the Issuer shall furnish the Paying Agents with sufficient copies of such documents.
19.	COMMISSIONS AND EXPENSES
19.1	The Issuer shall pay to the Fiscal Agent such commissions and fees in respect of the services of the Agents under this Agreement as shall be agreed between the Issuer and the Fiscal Agent. The Issuer shall not be concerned with the apportionment of payment among the Agents other than such agents that may be appointed from time to time by the Issuer that are not part of the Deutsche Bank group of companies.
19.2	The Issuer shall also pay to the Fiscal Agent an amount equal to any value added tax which may be payable in respect of the commissions or fees together with all reasonable expenses incurred by the Agents in connection with their services under this Agreement.
19.3	The Fiscal Agent shall arrange for payment of the commissions and fees due to the other Agents and arrange for the reimbursement of their expenses promptly after receipt of the relevant moneys from the Issuer.

19.4	At the request of the Fiscal Agent, the parties to this Agreement may from time to time during the continuance of this Agreement review the commissions and fees agreed initially pursuant to subclause 19.1 with a view to determining whether the parties can mutually agree upon any changes to the commissions or fees.
20.	INDEMNITY
20.1	The Issuer undertakes to indemnify each of the Agents and their directors, officers, employees and controlling persons against all losses, liabilities, costs, claims, actions, damages, expenses or demands which any of them may incur or which may be made against any of them as a result of or in connection with the appointment of or the exercise of the powers and duties by any Agent under this Agreement except as may result from the wilful default, fraud, gross negligence or bad faith of such Agents and their respective directors, officers, employees and controlling persons.
20.2	The Agents undertake to indemnify each of the Issuer and its directors, officers, employees and controlling persons against all losses, liabilities, costs, claims, actions, damages, expenses or demands which any of them may incur or which may be made against any of them as a result of or in connection with the appointment of or the exercise of the powers and duties by the Issuer under this Agreement except as may result from the wilful default, fraud, gross negligence or bad faith of the Issuer and its directors, officers, employees and controlling persons.
20.3	Except in the case of its wilful default, gross negligence or bad faith, the Fiscal Agent shall not be liable for any act or omission under this Agreement or if any Note shall be lost, stolen, destroyed or damaged.
20.4	Notwithstanding any of the foregoing subclauses 20.1 and 20.2, under no circumstances shall the Issuer or any of the Agents be liable for any consequential or special loss (being loss of business, goodwill, opportunity or profit), howsoever caused or arising.
20.5	The indemnities in this clause 20 shall survive the termination or expiry of this Agreement.
21.	REPAYMENT BY FISCAL AGENT
Sums paid by or by arrangement with the Issuer to the Fiscal Agent pursuant to the terms of this Agreement shall not be required to be repaid to the Issuer unless and until any Note becomes void under the provisions of Condition 9 but in that event the Fiscal Agent shall forthwith repay to the Issuer sums equivalent to the amounts which would otherwise have been payable in respect of the relevant Note.
22.	CONDITIONS OF APPOINTMENT
22.1	Subject as provided in subclause 22.3, the Fiscal Agent shall be entitled to deal with money paid to it by the Issuer for the purposes of this Agreement in the same manner as other money paid to a banker by its customers and shall not be liable to account to the Issuer for any interest or other amounts in respect of the money. No money held by any Agent need be segregated except as required by law.
22.2	Subject as provided in subclause 22.1, in acting under this Agreement and in connection with the Notes, the Agents shall act solely as agents of the Issuer and will not assume any obligations towards or relationship of agency or trust for or with any of the owners or holders of the Notes.

22.3	No Agent shall exercise any right of set-off or lien against the Issuer or any holders of Notes in respect of any moneys payable to or by it under the terms of this Agreement.
22.4	Except as otherwise permitted in the Conditions or as ordered by a court of competent jurisdiction or required by law or otherwise instructed by the Issuer, each of the Agents shall be entitled to treat the registered holder of any Note as the absolute owner for all purposes (whether or not the Note shall be overdue and notwithstanding any notice of ownership or other writing on the Note or any notice of previous loss or theft of the Note).
22.5	Each of the Agents shall be obliged to perform such duties and only such duties as are set out in this Agreement and the Notes and no implied duties or obligations shall be read into this Agreement or the Notes against the Agents.
22.6	The Fiscal Agent may consult with legal and other professional advisers and the opinion of the advisers shall be full and complete protection in respect of action taken, omitted or suffered under this Agreement in good faith and in accordance with the opinion of the advisers.
22.7	Each of the Agents shall be protected and shall incur no liability for or in respect of action taken, omitted or suffered in reliance upon any instruction, request or order from the Issuer, or any notice, resolution, direction, consent, certificate, affidavit, statement, facsimile or document which it reasonably believes to be genuine and to have been delivered, signed or sent by the proper party or parties or upon written instructions from the Issuer.
22.8	Any of the Agents and their affiliates, their officers, directors, employees or controlling persons may become the owner of, or acquire any interest in, Notes with the same rights that it or he would have if the Agent concerned were not appointed under this Agreement, and may engage or be interested in any financial or other transaction with the Issuer, and may act on, or as depositary, trustee or agent for, any committee or body of holders of Notes or other obligations of the Issuer, as freely as if the Agent were not appointed under this Agreement.
22.9	The Agents shall not be under any obligation to take any action under this Agreement which any of them expects may result in any cost, expense or liability accruing to it, the payment of which within a reasonable time is not, in its opinion, assured to it.
23.	COMMUNICATION WITH AGENTS
A copy of all communications relating to the subject matter of this Agreement between the Issuer and any of the Agents other than the Fiscal Agent shall be sent to the Fiscal Agent.
24.	TERMINATION OF APPOINTMENT
24.1	The Issuer may terminate the appointment of any Agent at any time and/or appoint additional or other Agents by giving to the Agent whose appointment is concerned and, where appropriate, the Fiscal Agent at least 60 days’ prior written notice to that effect, provided that, so long as any of the Notes is outstanding, (a) in the case of a Paying Agent, the notice shall not expire less than 45 days before any due date for the payment of interest and (b) notice shall be given under Condition 12 at least 30 days before the removal or appointment of an Agent.
24.2	Notwithstanding the provisions of subclause 24.1, if at any time (i) an Agent becomes incapable of acting, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of an administrator, liquidator or administrative or other receiver of all or any substantial part of its property, or if an administrator, liquidator or administrative or other receiver of it or of all or a substantial part of its property is appointed, or it admits in writing its inability to pay or meet its debts as they may mature or suspends payment of its debts, or if an order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law or if a public officer takes charge or control of the Agent or of its property or affairs for the purpose of rehabilitation, administration or liquidation, the Issuer may forthwith without notice terminate the appointment of the Agent, in which event notice shall be given to the Noteholders under Condition 12 as soon as is practicable.
24.3	The termination of the appointment of an Agent under this Agreement shall not entitle the Agent to any amount by way of compensation but shall be without prejudice to any amount then accrued due.
24.4	All or any of the Agents may resign their respective appointments under this Agreement at any time by giving to the Issuer and, where appropriate, the Fiscal Agent at least 90 days’ prior written notice to that effect, provided that, so long as any of the Notes is outstanding, the notice shall not, in the case of a Paying Agent, expire less than 45 days before any due date for the payment of interest. Following receipt of a notice of resignation from a Paying Agent, the Issuer shall promptly, and in any event not less than 30 days before the resignation takes effect, give notice to the Noteholders under Condition 12. If the Fiscal Agent shall resign or be removed pursuant to subclauses 24.1 or 24.2 above or in accordance with this subclause 24.4, the Issuer shall promptly and in any event within 30 days of receipt of the notice of resignation appoint a successor (being a leading bank acting through its office in London). If the Issuer fails to appoint a successor within such period, the Fiscal Agent may select a leading bank acting through its office in London to act as Fiscal Agent hereunder and the Issuer shall appoint that bank as the successor Fiscal Agent.
24.5	Notwithstanding the provisions of subclauses 24.1, 24.2 and 24.4, so long as any of the Notes is outstanding, the termination of the appointment of an Agent (whether by the Issuer or by the resignation of the Agent) shall not be effective unless upon the expiry of the relevant notice there is:
(a)	a Fiscal Agent;

(b)	a Paying Agent (which may be the Fiscal Agent) in Luxembourg so long as the Notes are admitted to trading on the Luxembourg Stock Exchange;

(c)	so long as such a paying agent exists, a Paying Agent in a Member State of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive;

(d)	a Paying Agent in a jurisdiction within Continental Europe; and

(e)	a Registrar and a transfer agent.
24.6	Any successor Agent shall execute and deliver to its predecessor, the Issuer and, where appropriate, the Fiscal Agent an instrument accepting the appointment under this Agreement, and the successor Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of the predecessor with like effect as if originally named as an Agent.

24.7	If the appointment of an Agent (other than the Agent Bank) under this Agreement is terminated (whether by the Issuer or by the resignation of the relevant Agent), such Agent shall on the date on which the termination takes effect deliver to its successor Agent (or, if none, the Fiscal Agent) all Notes surrendered to it but not yet destroyed and all records concerning the Notes maintained by it (except such documents and records as it is obliged by law or regulation to retain or not to release) and pay to its successor Agent (or, if none, to the Fiscal Agent) the amounts (if any) held by it in respect of Notes which have become due and payable but which have not been presented for payment, but shall have no other duties or responsibilities under this Agreement.
24.8	If the Fiscal Agent or any of the other Agents shall change its specified office, it shall give to the Issuer and, where appropriate, the Fiscal Agent not less than 45 days’ prior written notice to that effect giving the address of the new specified office. As soon as practicable thereafter and in any event at least 30 days before the change, the Fiscal Agent shall give to the Noteholders on behalf of and at the expense of the Issuer notice of the change and the address of the new specified office under Condition 12.
24.9	A corporation into which any Agent for the time being may be merged or converted or a corporation with which the Agent may be consolidated or a corporation resulting from a merger, conversion or consolidation to which the Agent shall be a party, any corporation to which such Agent shall sell or otherwise transfer all or substantially all of its assets or any corporation to which such Agent shall sell or otherwise transfer all or substantially all of its corporate trust business, shall, to the extent permitted by applicable law, be the successor Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement. Notice of any merger, conversion or consolidation shall forthwith be given to the Issuer and, where appropriate, the Fiscal Agent.
25.	MEETINGS OF NOTEHOLDERS
The provisions of Schedule 3 shall apply to meetings of the Noteholders and shall have effect in the same manner as if set out in this Agreement provided that, so long as any of the Notes are represented by the Global Certificate, the expression Noteholders shall include the persons for the time being shown in the records of Euroclear Bank S.A./N.V. as operator of the Euroclear System (Euroclear) and/or Clearstream Banking, societe anonyme (Clearstream, Luxembourg), as the holders of a particular principal amount of such Notes (each an Accountholder) (in which regard a certificate or other document issued by Euroclear or Clearstream, Luxembourg as to the principal amount of such Notes standing to the account of any person shall be conclusive and binding) for all purposes other than with respect to the payment of principal and interest on such Notes, the right to which shall be vested as against the Issuer solely in the Relevant Nominee and the expressions holder and holders shall be construed accordingly.
26.	CONSOLIDATION, MERGER OR TRANSFER
The Issuer may without the consent of the Noteholders, merge or consolidate with any other corporation or dispose of all or substantially all of its assets to any other corporation, provided that the successor corporation assumes all obligations of the Issuer under the Notes and this Agreement and certain other conditions set forth in the Conditions are met.

27.	NOTICES

Any notice required to be given under this Agreement to any of the parties shall be in English and shall be delivered in person, sent by pre-paid post (first class if inland, first class airmail if overseas) or by facsimile addressed to:

The Issuer:	Polo Ralph Lauren Corporation
650 Madison Avenue
New York NY 10022
USA

	Facsimile No:	+ 1 212 813-7705

	Attention:	Tracey T. Travis
Senior Vice President and Chief
Financial Officer

The Fiscal Agent:	Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street
London EC2N 2DB
United Kingdom

	Facsimile No:	+44 207 547 6149
	Attention:	Trust & Securities Services

The Paying Agent and Registrar:	Deutsche Bank Luxembourg S.A.
2 Boulevard Konrad Adenauer
L-1115 Luxembourg
Luxembourg

	Facsimile No:	+ 352 021 223319
	Attention:	Trust & Securities Services
or such other address of which notice in writing has been given to the other parties to this Agreement under the provisions of this clause.

Any such notice shall take effect, if delivered in person, at the time of delivery, if sent by post, three days in the case of inland post or seven days in the case of overseas post after despatch, and, in the case of facsimile, 24 hours after the time of despatch, provided that in the case of a notice given by facsimile transmission such notice shall forthwith be confirmed by post. The failure of the addressee to receive such confirmation shall not invalidate the relevant notice given by facsimile.

28.	TAXES AND STAMP DUTIES

The Issuer agrees to pay any and all stamp and other taxes or duties which may be payable in connection with the execution, delivery, performance and enforcement of this Agreement by the Agents.

29.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

30.	DESCRIPTIVE HEADINGS

The descriptive headings in this Agreement are for convenience of reference only and shall not define or limit the provisions of this Agreement.

31.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

31.1	This Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

31.2	Each of the Issuer and the Agents irrevocably consents to the non-exclusive jurisdiction of the State or Federal courts sitting in the Borough of Manhattan, The City of New York (New York Courts) to adjudicate any disputes which may arise out of or in connection with this Agreement and that accordingly any action or proceedings (together referred to as Proceedings) arising out of or in connection with this Agreement may be brought in such New York Courts.

31.3	The Issuer and the Paying Agents agree to waive, to the fullest extent permitted by applicable law, any right any of them may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any Note (whether based on contract, tort or any other theory). Each of the Issuer and each of the Paying Agents, (a) certifies that no representative, agent or attorney or any other party has represented, expressly or otherwise, that such other party would not, in the event of Proceedings, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties to this Agreement have been induced to enter in this Agreement by, among other things, the mutual waivers and certifications in this section.

31.4	The Issuer hereby agrees that the process by which any Proceedings in the New York Courts are begun may be served on it by being delivered to it c/o Tracey T. Travis, 650 Madison Avenue, New York, New York 10022 and agrees further that service of process upon such person shall be deemed in every respect effective service of process in any such proceedings. If the appointment of the person appointed to receive process on behalf of the Issuer ceases to be effective, the Issuer shall forthwith appoint a further person in the State of New York to accept service of process on its behalf and notify the name and address of such person to the Fiscal Agent, on behalf of the Agents, and, failing such appointment within fifteen days, the Fiscal Agent shall be entitled to appoint such a person by written notice addressed and delivered to the Issuer.

31.5	To the extent that the Issuer or the Paying Agents have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer and the Paying Agents hereby irrevocably waive such immunity in respect of its obligations under this Agreement, and in the case of the Issuer, under any Note or Coupon.

32.	AMENDMENTS

This Agreement may be amended by all of the parties, without the consent of any Noteholder, either:
(a)	for the purpose of curing any ambiguity or of curing, correcting or supplementing any manifest or proven error or any other defective provision contained in this Agreement; or

(b)	in any other manner which the parties may mutually deem necessary or desirable and which shall not be inconsistent with the Conditions and shall not be materially prejudicial to the interests of the Noteholders.
SIGNED by each of the parties (or their duly authorised representatives) on the date which appears first on page 1.

SCHEDULE 1
FORM OF THE GLOBAL CERTIFICATE
POLO RALPH LAUREN CORPORATION
GLOBAL CERTIFICATE
THIS GLOBAL CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT). NEITHER THIS GLOBAL CERTIFICATE NOR ANY PORTION HEREOF MAY BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO ANY U.S. PERSON UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.
Polo Ralph Lauren Corporation (the Issuer) hereby certifies that Deutsche Bank AG, London Branch is, at the date hereof, entered in the Register as the holder of the aggregate nominal amount of EUR 300,000,000 (THREE HUNDRED MILLION EUROS) of a duly authorised issue of Notes (the Notes) described, and having the provisions specified, in the attached Conditions (the Conditions).
Words and expressions defined or set out in the Conditions shall have the same meaning when used in this Global Certificate.
This Global Certificate is issued subject to, and with the benefit of, the Conditions and an Agency Agreement (the Agency Agreement which expression shall be construed as a reference to that agreement as the same may be amended, supplemented, novated or restated from time to time) dated 5 October 2006 and made between, inter alios, the Issuer, Deutsche Bank Luxembourg S.A. (the Registrar) and the other Agents named in it.
Subject to and in accordance with the Conditions, the registered holder of this Global Certificate is entitled to receive on 4 October 2013 and/or on such earlier date(s) as all or any of the Notes represented by this Global Certificate may become due and repayable in accordance with the Conditions, the amount payable under the Conditions in respect of the Notes on each such date and interest on the nominal amount of the Notes from time to time represented by this Global Certificate calculated and payable as provided in the Conditions together with any other sums payable under the Conditions, all in accordance with the Conditions.
On any redemption of payment of interest being made in respect of, or purchase and cancellation of, any of the Notes represented by this Global Certificate details of such redemption, payment or purchase and cancellation (as the case may be) shall be entered by the Registrar in the Register. Upon any such redemption or purchase and cancellation, the nominal amount of the Notes held by the registered holder hereof shall be reduced by the nominal amount of the Notes so redeemed or purchased and cancelled. The nominal amount of the Notes held by the registered holder hereof following any such redemption or purchase and cancellation or any transfer or exchange as referred to below shall be that amount most recently entered in the Register.
Notes represented by this Global Certificate are transferable only in accordance with, and subject to, the provisions of this Global Certificate and of Condition 2 and the rules and operating procedures of Euroclear Bank S.A./N.V. (Euroclear) and Clearstream Banking, societe anonyme (Clearstream, Luxembourg).
This Global Certificate may be exchanged in whole but not in part (free of charge) for definitive Certificates (Certificates) in the form set out in Part 1 of Schedule 2 to the Agency Agreement (on

the basis that all the appropriate details have been included on the face of such definitive Certificates and the Conditions have been endorsed on or attached to such Certificates) only upon the occurrence of any of the following events:
(a)	principal or interest in respect of any Note is not paid when due and payable in accordance with the Conditions;

(b)	if this Global Certificate is registered in the name of a nominee for a common depositary for Euroclear and Clearstream, Luxembourg, the Issuer has been notified that both Euroclear and Clearstream, Luxembourg have been closed for business for a continuous period of 14 days (other than by reason of holiday, statutory or otherwise) or have announced an intention permanently to cease business or have in fact done so and no successor clearing system is available.
The Issuer will promptly give notice to Noteholders in accordance with Condition 12 upon the occurrence of any such event. In the event of the occurrence of any such event, Euroclear and/or Clearstream, Luxembourg, as the case may be, acting on the instructions of any holder of an interest in this Global Certificate may give notice to the Registrar requesting exchange. Any exchange shall occur no later than 10 days after the date of receipt of the relevant notice by the Registrar.
Exchanges will be made upon presentation of this Global Certificate at the office of the Registrar at 2 Boulevard Konrad Adenauer, L-1115 Luxembourg, Luxembourg by the holder of it on any day (other than a Saturday or Sunday) on which banks are open for general business in Luxembourg. The aggregate nominal amount of Certificates issued upon an exchange of this Global Certificate will be equal to the aggregate nominal amount of this Global Certificate.
On an exchange in whole of this Global Certificate, this Global Certificate shall be surrendered to the Registrar.
On any exchange or transfer following which either (i) Notes represented by this Global Certificate are no longer to be so represented or (ii) Notes not so represented are to be so represented details of the transfer shall be entered by the Registrar in the Register, following which the nominal amount of this Global Certificate and the Note held by the registered holder of this Global Certificate shall be increased or reduced (as the case may be) by the nominal amount so transferred.
Until the exchange of the whole of this Global Certificate, the registered holder of this Global Certificate shall in all respects (except as otherwise provided in this Global Certificate and in the Conditions) be entitled to the same benefits as if he were the registered holder of the Certificates represented by this Global Certificate.
In the event that this Global Certificate (or any part of it) has become due and repayable in accordance with the Conditions or that the Maturity Date has occurred and, in either case, payment in full of the amount due has not been made to the registered holder of this Global Certificate in accordance with the provisions set out above then holders of interests in this Global Certificate will become entitled to proceed directly against the Issuer on the basis of statement of account provided by Euroclear and Clearstream, Luxembourg, as the case may be provided nothing herein shall prevent the Issuer or any Agent from giving effect to any written certification, proxy or other authorisation furnished by the depositary or impair, as between the Clearing Systems and their agent members, the operation of customary practices of such depositary governing the exercise of the rights of a holder of a beneficial interest in this Global Certificate.

This Global Certificate is not a document of title. Entitlements are determined by entry in the Register and only the duly registered holder from time to time is entitled to payment in respect of this Global Certificate.
For so long as all of the Notes are represented by this Global Certificate and this Global Certificate is held on behalf of a clearing system, each person (other than another clearing system) who is for the time being shown in the records of Euroclear or Clearstream, Luxembourg (as the case may be) as the holder of a particular aggregate principal amount of such Notes (each an Accountholder) (in which regard any certificate or other document issued by Euroclear or Clearstream, Luxembourg (as the case may be) as to the aggregate principal amount of such Notes standing to the account by any person shall, in the absence of manifest error, be conclusive and binding for all purposes) shall be treated as the holder of such aggregate principal amount of such Notes (and the expression “Noteholders” and references to “holding of Notes” and to “holder of Notes” shall be construed accordingly) for all purposes other than with respect to payments on such Notes, the right to which shall be vested, as against the Issuer, solely in the nominee for the relevant clearing system (the Relevant Nominee) in accordance with and subject to the terms of this Global Certificate. Each Accountholder must look solely to Euroclear or Clearstream, Luxembourg, as the case may be, for its share of each payment made to the Relevant Nominee.
Payments of principal and interest in respect of Notes represented by this Global Certificate will be made upon presentation or, if no further payment falls to be made in respect of the Notes, against presentation and surrender of this Global Certificate to or to the order of the Registrar or such other Agent as shall have been notified to the holder of this Global Certificate for such purpose.
Distributions of amounts with respect to book-entry interests in this Global Certificate will be credited, to the extent received by the Registrar, to the cash accounts of Euroclear or Clearstream, Luxembourg participants in accordance with the relevant system’s rules and procedures.
A record of each payment made will be endorsed on the appropriate schedule to this Global Certificate by or on behalf of the Registrar and shall be prima facie evidence that payment has been made.
So long as all the Notes are represented by this Global Certificate and this Global Certificate is held on behalf of a clearing system, notices to Noteholders may be given by delivery of the relevant notice to that clearing system for communication by it to entitled Accountholders in substitution for notification as required by the Conditions.
The Registrar will not register title to the Notes in a name other than that of the Relevant Nominee for a period of 15 calendar days preceding the due date for any payment of principal or interest in respect of the Notes.
Transfers of book-entry interests in the Notes will be effected through the records of Euroclear and Clearstream, Luxembourg and their respective participants in accordance with the rules and procedures of Euroclear and Clearstream, Luxembourg and their respective direct and indirect participants.
This Global Certificate is governed by, and shall be construed in accordance with, New York law. This Global Certificate shall not be valid unless authenticated by the Registrar.

IN WITNESS whereof the Issuer has caused this Global Certificate to be duly executed on its behalf.
POLO RALPH LAUREN CORPORATION
By

Authenticated without recourse
warranty or liability by
DEUTSCHE BANK
LUXEMBOURG S.A.
By:

- FORM OF TRANSFER -
FOR VALUE RECEIVED the undersigned, being the registered holder of this Global Certificate, hereby sell(s), assign(s) and transfer(s) to

(Please print or type name and address (including postal code) of transferee)
EUR [ ] in principal amount outstanding of the EUR 300,000,000 4.50 per cent. Notes due 2013 of Polo Ralph Lauren Corporation (the Notes) and all rights thereunder, hereby irrevocably constituting and appointing Deutsche Bank Luxembourg S.A., in its capacity as registrar in relation to the Notes (or any successor to Deutsche Bank Luxembourg S.A., in its capacity as such) to effect the relevant transfer by means of appropriate entries in the register kept by it.

Signature(s)

Date:
N.B.: 1. This form of transfer must be accompanied by such documents, evidence and information as may be required pursuant to the Conditions and must be executed under the hand of the transferor or, if the transferor is a corporation, either under its common seal or under the hand of two of its officers duly authorised in writing and, in such latter case, the document so authorising such officers must be delivered with this form of transfer.

2.	The name of the person by or on whose behalf this form of transfer is signed must correspond with the name of the registered holder as it appears on the front of this Global Certificate.
[Attached to the Global Certificate]
[Terms and Conditions as set out in Part 2 of Schedule 2]
[At the foot of the Terms and Conditions:]

FISCAL AGENT
Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street
London EC2N 2DB
PAYING AGENT AND REGISTRAR
Deutsche Bank Luxembourg S.A.
2 Boulevard Konrad Adenauer
L-l115 Luxembourg
Luxembourg

SCHEDULE 2
FORM OF CERTIFICATE AND CONDITIONS OF THE NOTES
PART I
FORM OF CERTIFICATE
Polo Ralph Lauren Corporation (the Issuer) hereby certifies that [ ] is/are, at the date of this Note, entered in the Register as the holder(s) of the aggregate nominal amount of [ ] of a duly authorised issue of EUR 300,000,000 4.50 per cent. Notes due 2013 by the Issuer (the Notes) described, and having the provisions specified, in the attached Conditions (the Conditions). References in this Note to the Conditions shall be to the Terms and Conditions attached to this Note.
Words and expressions defined or set out in the Conditions shall have the same meaning when used in this Note.
This Note is issued subject to, and with the benefit of, the Conditions and an Agency Agreement (the Agency Agreement, which expression shall be construed as a reference to that agreement as the same may be amended, supplemented, novated or restated from time to time) dated 5 October 2006 and made between, inter alios, the Issuer, Deutsche Bank Luxembourg S.A. (the Registrar) and the other parties named in it.
Subject to and in accordance with the Conditions, the registered holder(s) of this Note is/are entitled to receive on the 4 October 2013 and/or on such earlier date(s) as this Note may become due and repayable in accordance with the Conditions, the amount payable under the Conditions in respect of this Note on each such due date and interest (in any) on this Note calculated and payable as provided in the Conditions together with any other sums payable under the Conditions, all in accordance with the Conditions.
This Note is not a document of title. Entitlements are determined by entry in the Register and only the duly registered holder from time to time is entitled to payment in respect of this Note.
This Note shall not be valid unless authenticated by the Registrar.
IN WITNESS whereof the Issuer has caused this Note to be duly executed on its behalf.
POLO RALPH LAUREN CORPORATION
By:

Authenticated without recourse,
warranty or liability by
DEUTSCHE BANK
LUXEMBOURG S.A.
By:

FORM OF TRANSFER
FOR VALUE RECEIVED the undersigned hereby sell(s), assign(s) and transfer(s) to

(Please print or type name and address (including postal code) of transferee)
EUR [ ] nominal amount of this Note and all rights hereunder, hereby irrevocably constituting and appointing [REGISTRAR] as attorney to transfer such principal amount of this Note in the register maintained by POLO RALPH LAUREN CORPORATION with full power of substitution.

Signature(s)

Date:
NOTE:
2.	This form of transfer must be accompanied by such documents, evidence and information as may be required pursuant to the Conditions and must be executed under the hand of the transferor or, if the transferor is a corporation, either under its common seal or under the hand of two of its officers duly authorised in writing and, in such latter case, the document so authorising such officers must be delivered with this form of transfer.

3.	The signature(s) on this form of transfer must correspond with the name(s) as it/they appear(s) on the face of this Note in every particular, without alteration or enlargement or any change whatever.
(Reverse of Note)
CONDITIONS OF THE NOTES
(as set out in Part 2 of this Schedule 2)
FISCAL AGENT
Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street
London EC2N 2DB

PAYING AGENT AND REGISTRAR
Deutsche Bank Luxembourg S.A.
2 Boulevard Konrad Adenauer
L-l115 Luxembourg
Luxembourg
and/or such other or further Fiscal Agent, Paying Agents and/or Registrar and/or specified offices as may from time to time be appointed by the Issuer and notice of which has been given to the Noteholders.

PART 2
CONDITIONS OF THE NOTES
The following is the text of the Conditions of the Notes which (subject to modification and except for the paragraphs in italics) will be endorsed on Certificates issued in respect of the Notes:
The EUR 300,000,000 4.50 per cent. Notes due 2013 (the Notes, which expression shall in these Conditions, unless the context otherwise requires, include any further notes issued pursuant to Condition 14 and forming a single series with the Notes) of Polo Ralph Lauren Corporation (the Issuer) are issued subject to and with the benefit of an agency agreement dated 5 October 2006 (such agreement as amended and/or supplemented and/or restated from time to time, the Agency Agreement) made between the Issuer, and Deutsche Bank AG, London Branch (in its capacity as principal paying agent only, the Principal Paying Agent, and in its collective capacity as fiscal agent and principal paying agent, the Fiscal Agent, and in its capacity as transfer agent, the Transfer Agent) and Deutsche Bank Luxembourg S.A. (as Luxembourg paying agent and, in its capacity as registrar, the Registrar, being together with the Fiscal Agent and the Transfer Agent, the Paying Agents).
The statements in these Conditions include summaries of, and are subject to, the detailed provisions of and definitions in the Agency Agreement. Copies of the Agency Agreement are available for inspection during normal business hours at the specified office of each of the Paying Agents. The holders of the Notes (the Noteholders) are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Agency Agreement applicable to them. References in these Conditions to the Fiscal Agent, the Registrar, the Transfer Agent and the Paying Agents shall include any successor appointed under the Agency Agreement.
The owners shown in the records of Euroclear Bank S.A.IN.V. (Euroclear) and Clearstream Banking, société anonyme (Clearstream, Luxembourg) of book-entry interests in Notes are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Agency Agreement applicable to them.
1.	FORM, DENOMINATION AND TITLE

(1)	Form and denomination

The Notes are in registered form, serially numbered, in denominations of EUR 50,000 each and integral multiples of EUR 1,000 in excess thereof (referred to as the principal amount of a Note). A note certificate (each a Certificate) will be issued to each Noteholder in respect of its registered holding of Notes. Each Certificate will be numbered serially with an identifying number which will be recorded on the relevant Certificate and in the register of Noteholders which the Issuer will procure to be kept by the Registrar.

The Notes are not issuable in bearer form.

(2)	Title

Title to the Notes passes only by registration in the register of Noteholders. The holder of any Note will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest or any writing on, or the theft or loss of, the Certificate issued in respect of it) and no person will be liable for so treating the holder. In these Conditions Noteholder and (in relation to a Note) holder means the person in whose name a Note is registered in the register of Noteholders.

For a description of the procedures for transferring title to book-entry interests in the Notes, see the Agency Agreement and Condition 2.

2.	TRANSFERS OF NOTES AND ISSUE OF CERTIFICATES

(1)	Transfers

A Note may be transferred by depositing the Certificate issued in respect of that Note, with the form of transfer on the back duly completed and signed, at the specified office of the Registrar or any of the Transfer Agents.

(2)	Delivery of new Certificates

Each new Certificate to be issued upon transfer of Notes will, within five business days of receipt by the Registrar or the relevant Transfer Agent of the duly completed form of transfer endorsed on the relevant Certificate, be mailed by uninsured mail at the risk of the holder entitled to the Note to the address specified in the form of transfer. For the purposes of this Condition, business day shall mean a day on which banks are open for business in the city in which the specified office of the Transfer Agent with whom a Certificate is deposited in connection with a transfer is located.

Except in the limited circumstances described herein (see “Summary of Provisions Relating to the Notes while in Global Form”), owners of interests in the Notes will not be entitled to receive physical delivery of Certificates. Issues of Certificates upon transfer of Notes are subject to compliance by the transferor and transferee with the certification procedures described above and in the Agency Agreement.

Where some but not all of the Notes in respect of which a Certificate is issued are to be transferred, a new Certificate in respect of the Notes not so transferred will, within five business days of receipt by the Registrar or the relevant Transfer Agent of the original Certificate, be mailed by uninsured mail at the risk of the holder of the Notes not so transferred to the address of such holder appearing on the register of Noteholders or as specified in the form of transfer.

(3)	Formalities free of charge

Registration of transfer of Notes will be effected without charge by or on behalf of the Issuer or any Paying Agent but upon payment (or the giving of such indemnity as the Issuer or any Transfer Agent may reasonably require) in respect of any tax or other governmental charges which may be imposed in relation to such transfer.

(4)	Closed Periods

No Noteholder may require the transfer of a Note to be registered during the period of 15 days ending on the due date for any payment of principal or interest on that Note.

(5)	Regulations

All transfers of Notes and entries on the register of Noteholders will be made subject to the detailed regulations concerning transfer of Notes scheduled to the Agency Agreement. The regulations may be changed by the Issuer with the prior written approval of the Registrar. A copy of the current regulations will be mailed (free of charge) by the Registrar to any Noteholder who requests one.

3.	STATUS OF THE NOTES

The Notes will constitute direct, unconditional and (subject as provided under Condition 4) unsecured obligations of the Issuer and will at all times rank pari passu among themselves and (subject to such obligations as are mandatorily preferred by law) with all other present and future unsecured and unsubordinated obligations of the Issuer. Neither the Agency Agreement nor the Notes will limit other unsecured indebtedness or securities which may be incurred or issued by the Issuer and its subsidiaries. The Agency Agreement and the Notes will contain only the financial or similar restrictions on the Issuer and its Subsidiaries (as defined below) described in Condition 4 and Condition 15.

4.	COVENANTS OF THE ISSUER

The Issuer will not pledge, mortgage, encumber or otherwise grant, or permit any of its Subsidiaries to pledge, mortgage, encumber or otherwise grant, a security interest in any properties or assets owned by the Issuer or any of its Subsidiaries to secure Debt without securing the Notes equally and ratably with all Debt, secured by such security interest, unless after giving effect thereto, the aggregate amount of all such other secured Debt plus all Attributable Debt (as defined below) of the Issuer and its Subsidiaries in respect of Sale and Leaseback Transactions (as defined below) would not exceed 10 per cent of Consolidated Net Assets of the Issuer (Excluded Debt). The term Debt is defined to mean indebtedness for money borrowed evidenced by bonds, notes, debentures or other debt securities and which is reflected as a liability on the consolidated balance sheet, at the date of issuance, of the Issuer and its Subsidiaries in accordance with generally accepted accounting principles as in effect in the United States on the date of the Agency Agreement. The term Consolidated Net Assets means the total assets appearing on the most recently prepared consolidated balance sheet of the Issuer and its Subsidiaries as at the end of the most recently completed fiscal quarter of the Issuer, prepared in accordance with generally accepted accounting principles in the United States, less all current liabilities (due within one year) as shown on such balance sheet.

Sale and leaseback transactions by the Issuer or any Subsidiary of any Principal Property (as defined below), except for temporary leases for a term of not more than three years and except for leases between the Issuer and Subsidiary or between Subsidiaries (Sale and Leaseback Transactions), are prohibited unless (i) the Issuer or such Subsidiary would be entitled to issue, assume or guarantee Debt secured by the property involved at least equal in amount to the Attributable Debt in respect of such transaction without equally and ratably securing the Notes (provided that such Attributable Debt shall thereupon be deemed to be Debt subject to the provisions of the preceding paragraph), (ii) an amount in cash equal to such Attributable Debt is applied to the retirement (other than any mandatory retirement) of long-term non-subordinated Debt of the Issuer or long-term Debt of a Subsidiary or (iii) an amount in cash equal to such Attributable Debt is applied, within twelve months of the consummation of the Sale and Leaseback Transaction, to the purchase or acquisition (or, in the case of real property, the construction) of property or assets. Attributable Debt is defined as the present value (discounted at an appropriate rate) of the obligation of a lessee for rental payments during the remaining term of any lease.

The term Subsidiary is defined to mean any corporation which is consolidated in the Issuer’s accounts and any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of said corporation shall at the time be owned by the Issuer or by the Issuer and one or more Subsidiaries or by one or more Subsidiaries. The term Principal Property is defined to mean any office or facility which is owned by the Issuer or any Subsidiary, unless the Board of Directors of the Issuer (or any duly authorized committee thereof) by resolution declares that such office or facility, together with all other offices and facilities previously so declared, is not of material importance to the total business conducted by the Issuer and its Subsidiaries as an entirety.

5.	INTEREST

(1)	Interest Rate and Interest Payment Dates

The Notes bear interest from and including 5 October 2006 at the rate of 4.50 per cent per annum, payable annually in arrear on 4 October (each an Interest Payment Date). The first payment of interest shall be in respect of the period from and including 5 October 2006 to, but excluding, 4 October 2007, and shall be made on 4 October 2007.

(2)	Interest Accrual

Each Note will cease to bear interest from and including its due date for redemption unless, upon due presentation, payment of the principal in respect of the Note is improperly withheld or refused or unless default is otherwise made in respect of payment. In such event, interest will continue to accrue until whichever is the earlier of:
(a) the date on which all amounts due in respect of such Note have been paid; and
(b) five days after the date on which the full amount of the moneys payable in respect of such Notes has been received by the Fiscal Agent or the Registrar, as the case may be, and notice to that effect has been given to the Noteholders in accordance with Condition 12.

(3)	Calculation of Broken Interest

When interest is required to be calculated in respect of a period of less than a full year, it shall be calculated on the basis of (a) the actual number of days in the period from and including the date from which interest begins to accrue (the Accrual Date), but excluding the date on which it falls due divided by (b) the actual number of days from and including the Accrual Date, but excluding the next following Interest Payment Date.

6.	PAYMENTS

(1)	Payments in respect of Notes

Payment of principal and interest will be made by transfer to the registered account of the Noteholder or by Euro cheque drawn on a bank that processes payments in Euro mailed to the registered address of the Noteholder if it does not have a registered account. Payments of principal and payments of interest due otherwise than on an Interest Payment Date will only be made against surrender of the relevant Certificate at the specified office of any of the Agents. Interest on Notes due on an Interest Payment Date will be paid to the holder shown on the register of Noteholders at the close of business on the date (the record date) being the fifteenth day before the due date for the payment of interest.

For the purposes of this Condition 6, a Noteholder’s registered account means the Euro account maintained by or on behalf of it with a bank that processes payments in Euro, details of which appear on the register of Noteholders at the close of business, in the case of principal, on the second business day (as defined below) before the due date for payment and, in the case of interest, on the relevant record date, and a Noteholder’s registered address means its address appearing on the register of Noteholders at that time.

(2)	Payments subject to Applicable Laws

Payments in respect of principal and interest on Notes are subject in all cases to any fiscal or other laws and regulations applicable in the place of payment, but without prejudice to the provisions of Condition 8.

(3)	No commissions

No commissions or expenses shall be charged to the Noteholders in respect of any payments made in accordance with this Condition 6.

(4)	Payment on Business Days

Where payment is to be made by transfer to a registered account, payment instructions (for value the due date or, if that is not a Business Day (as defined below), for value the first following day which is a Business Day) will be initiated and, where payment is to be made by cheque, the cheque will be mailed, on the Business Day preceding the due date for payment or, in the case of a payment of principal or a payment of interest due otherwise than on an Interest Payment Date, if later, on the Business Day on which the relevant Certificate is surrendered at the specified office of a Paying Agent.

Noteholders will not be entitled to any interest or other payment for any delay after the due date in receiving the amount due if the due date is not a Business Day, if the Noteholder is late in surrendering its Certificate (if required to do so) or if a cheque mailed in accordance with this Condition 6 arrives after the due date for payment.

In this Condition 6, Business Day means a day (other than a Saturday or Sunday) on which commercial banks are open for business in London, and a day on which the TARGET System is open and, in the case of presentation of a Note Certificate, in the place in which the Note Certificate is presented.

(5)	Partial Payments

If the amount of principal or interest which is due on the Notes is not paid in full, the Registrar will annotate the register of Noteholders with a record of the amount of principal, premium (if any) or interest in fact paid.

(6)	Paying Agents

The names of the initial Paying Agents and their initial specified offices are set out at the end of these Conditions. The Issuer reserves the right at any time to vary or terminate the appointment of any Paying Agent and to appoint additional or other Paying Agents provided that:
(a) there will at all times be a Fiscal Agent;
(b) there will at all times be a Paying Agent (which may be the Fiscal Agent) having a specified office in a European city which, so long as the Notes are listed on the Luxembourg Stock Exchange, shall be Luxembourg;
(c) the Issuer undertakes that it will, so long as such a paying agent exists, ensure that it maintains a Paying Agent in a Member State of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive;
(d) there will at all times be a Paying Agent in a jurisdiction within continental Europe; and
(e) there will at all times be a Registrar and a transfer agent.
Notice of any termination or appointment, and of any changes in specified offices will be given to the Noteholders promptly by the Issuer in accordance with Condition 12.

7.	REDEMPTION AND PURCHASE

(1)	Redemption at Maturity

Unless previously redeemed, called or purchased and cancelled as provided below, the Issuer will redeem the Notes at their principal amount on 4 October 2013.

(2)	Issuer’s Call Option

The Notes will be redeemable, in whole but not in part at the Issuer’s option, at any time at a redemption price equal to the greater of (i) 100 per cent of the principal amount of such Notes or (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis (based on the actual number of days elapsed divided by 365 (or, if any of those days elapsed fall in a leap year, the sum of (x) the number of those days falling in a leap year divided by 366 and (y) the number of those days falling in a non-leap year divided by 365)) at the Reference Dealer Rate (as defined below), plus in each case, accrued interest thereon to the date of redemption.

For the purposes of this Condition 7(2),

Business Day means, in relation to any place, a day on which commercial banks and foreign exchange markets settle payments in that place.

Quotation Agent means the Reference Dealer (as defined below).

Reference Dealer means the Principal Paying Agent or its successor.

Reference Dealer Rate means with respect to the Reference Dealer and any redemption date, the midmarket annual yield to maturity, as determined by the Reference Dealer, of the

DBR 3.75 per cent. Notes due 4 July 2013 or, if that security is no longer outstanding, a similar security in the reasonable judgment of the Reference Dealer, at 11:00 a.m. (London time) on the third business day in London preceding such redemption date quoted in writing to the Fiscal Agent by such Reference Dealer.

Notice of any redemption will be given to the Noteholders at least 30 days but not more than 60 days before the redemption date.

Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes called for redemption.

(3)	Redemption for Taxation Reasons

If, in the written opinion of independent counsel chosen by the Issuer, there is a substantial probability that the Issuer has or will become obligated to pay additional interest on the Notes as described below in Condition 8, as a result of any of the following events occurring on or after 5 October 2006 (a) any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, (b) any action taken by a taxing authority of the United States or any political subdivision thereof or therein affecting taxation, which action is generally applied or is taken with respect to the Issuer, (c) a decision rendered by a court of competent jurisdiction in the United States or any political subdivision thereof or therein, whether or not such decision was rendered with respect to the Issuer, (d) a private letter ruling or technical advice memorandum issued by the National Office of the United States Internal Revenue Service on substantially the same facts as those affecting the Issuer or (e) any change, amendment, application, interpretation or execution of the laws of the United States (or any regulations or rulings promulgated thereunder) shall have been officially proposed, which change, amendment, action, application, interpretation or execution would have effect after 5 October 2006 and the Issuer determines that such obligation cannot be avoided by the use of reasonable measures then available to the Issuer, then the Issuer may, at its option, upon not less than 30 nor more than 60 days’ prior notice to the holders for the time being of the Notes, redeem the Notes in whole, but not in part, at a redemption price equal to 100 per cent of the principal amount thereof plus accrued interest, if any, to the date fixed for redemption, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obligated to pay such additional interest if a payment in respect to the Notes were due on such date and, at the time such notification of redemption is given, such obligation to pay such additional interest remains in effect. Prior to the publication of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Fiscal Agent (i) a certificate stating that the Issuer is entitled to effect such redemption and that the conditions precedent to the right of the Issuer to so redeem have occurred and (ii) an opinion of independent counsel chosen by the Issuer to the effect that there is a substantial probability that the Issuer has or will become obligated to pay additional interest on the Notes.

(4)	Noteholder Put

If a Put Event (as defined below) occurs, each Noteholder shall have the option (unless, prior to the giving of the Put Event Notice (as defined below), the Issuer shall have given notice under Condition 7(2) or 7(3)) to require the Issuer to redeem or, at the Issuer’s option, purchase (or procure the purchase of) any or all of the Notes at their principal amount together with interest accrued up to but excluding the Put Date (as defined below). Such option (the Put Option) shall operate as set out below.

If a Put Event occurs then, within 21 days of the end of the Change of Control Period (as defined below), the Issuer shall give notice (a Put Event Notice) to the Noteholders in accordance with Condition 12 specifying the nature of the Put Event and the procedure for exercising the Put Option.

To exercise the Put Option if the relevant Notes are held outside of Euroclear and Clearstream, Luxembourg, the Noteholder must within 30 days after a Put Event (the Put Period) deliver the Certificate in respect of such Notes at the specified office of any Paying Agent at any time during normal business hours of such Paying Agent falling within the Put Period, accompanied by a duly signed and completed notice of exercise in the then-current form obtainable from the specified office of any Paying Agent (a Put Notice) and in which the Noteholder must specify the registered account of such Noteholder (or, if payment is required to be made by cheque, the registered address of such Noteholder (as per Condition 6(1)) to which payment is to be made under this Condition 7(4). The Issuer shall at its option redeem or purchase (or procure the purchase of) the relevant Notes on the date that is seven days (or, if that day is not a Business Day, the first Business Day following the seven day period) after the expiration of the Put Period (the Put Date) unless the Notes have been previously redeemed or purchased and cancelled. Payment in respect of any Certificate so delivered will be made on the Put Date by transfer for value on the Put Date to the registered account of such Noteholder (or if a registered address is specified for payment by cheque, by cheque sent by first class post to such specified registered address). A Put Notice, once given, shall be irrevocable.
To exercise the Put Option, if the relevant Notes are held through Euroclear or Clearstream, Luxembourg the Noteholder must, within the Put Period, give notice to the Registrar of such exercise in accordance with the standard procedures of Euroclear and Clearstream, Luxembourg (which may include notice being given on such Noteholder’s instruction by Euroclear and Clearstream, Luxembourg or any common depositary for them to the Registrar by electronic means) in a form acceptable to Euroclear and Clearstream, Luxembourg from time to time.
A Put Event will be deemed to occur if:
(i) an offer to acquire capital stock of the Issuer (Shares), whether expressed as a tender offer, merger proposal, legal offer, an invitation to tender, a scheme with regard to such acquisition or in any other way, is made in circumstances where such offer is available to all holders of Shares or all holders of Shares other than any holder of Shares who is the person making such offer (or any Affiliate of such person or Related Person with respect to such person) or who is excluded from the offer by reason of being connected with one or more specific jurisdictions and, such offer having become or been declared unconditional in all respects, the Issuer becomes aware that the right to cast more than 50 per cent of the votes which may ordinarily be cast at a general meeting of holders of Shares has or will become beneficially owned (within the meaning of Rule 13d-3 of the U.S. Securities Exchange Act of 1934, as amended (the Exchange Act)) by the offer or and/or its Affiliates or Related Persons (the Relevant Person) or an event occurs which has a like or similar effect (such event being a Change of Control) provided that a Change of Control shall be deemed not to have occurred if all or substantially all of the shareholders of the Relevant Person are, or immediately prior to the event which would otherwise have constituted a Change of Control were, the shareholders of the Issuer with the same pro rata interests in the share capital of the Relevant Person as such shareholders have, or as the case may be, had, in the share capital of the Issuer, where for the purposes of this Condition 7(4)(i) only:
shareholders means any shareholders along with any persons acting as a “group” for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto, along with any Affiliates or Related Persons;
Affiliate of any person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control of such person;
control means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and controlling and controlled have correlative meanings;

Related Person of any person means any other person owning 5 per cent or more of the outstanding capital stock or other equity interest or combined voting power of such person; and
(ii) on the date (the Relevant Announcement Date) that is the earlier of (x) the date of the first public announcement of the relevant Change of Control and (y) the date of the earliest Relevant Potential Change of Control Announcement (if any), the Notes carry from any of Fitch Ratings Ltd. (Fitch), Moody’s Investors Service Limited (Moody’s) or Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (S&P) or any of their respective successors or any other rating agency (each a Substitute Rating Agency) of international standing, specified by the Issuer (each, a rating agency):
(A) an investment grade credit rating (Baa3/BBB-, or equivalent, or better), and such rating from any rating agency is within the Change of Control Period either downgraded to a non-investment grade credit rating (Ba1/BB+, or equivalent, or worse) or withdrawn and is not within the Change of Control Period subsequently (in the case of a downgrade) upgraded or (in the case of a withdrawal) reinstated to an investment grade credit rating by such rating agency; or
(B) a non-investment grade credit rating (Ba1/BB+, or equivalent, or worse), and such rating from any rating agency is within the Change of Control Period downgraded by one or more notches (for illustration, Ba1/BB+ to Ba2/BB being one notch) or withdrawn and is not within the Change of Control Period subsequently (in the case of a downgrade) upgraded or (in the case of a withdrawal) reinstated to its earlier credit rating or better by such rating agency; or
(C) no credit rating, and no rating agency assigns within the Change of Control Period an investment grade credit rating to the Notes, provided that if on the Relevant Announcement Date the Notes carry a credit rating from more than one rating agency, at least one of which is investment grade, then sub-paragraph (A) will apply; and provided further that in making the relevant decision(s) referred to in (ii) above, the relevant rating agency announces publicly or confirms (having been so requested in writing by the Issuer) in writing to the Issuer that such decision(s) resulted, in whole or in part, from the occurrence of the Change of Control.
If the rating designations employed by any of Fitch, Moody’s or S&P are changed from those which are described in paragraph (ii) of the definition of “Put Event” above, or if a rating is procured from a Substitute Rating Agency, the Issuer shall determine the rating designations of Fitch, Moody’s or S&P or such Substitute Rating Agency (as appropriate) as are most equivalent to the prior rating designations of Fitch, Moody’s or S&P and this Condition 7(4) shall be read accordingly.
For the purposes of this Condition 7(4):
Change of Control Period means the period commencing on the Relevant Announcement Date and ending 90 days after the Change of Control (or such longer period for which the Notes are under consideration (such consideration having been announced publicly within the period ending 90 days after the Change of Control) for rating review or, as the case may be, rating by a rating agency, such period not to exceed 60 days after the public announcement of such consideration); and
Relevant Potential Change of Control Announcement means any public announcement or statement by the Issuer, any actual or potential bidder or any adviser thereto relating to any potential Change of Control where within 180 days following the date of such announcement or statement, a Change of Control occurs.
The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act of 1934 and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of these Notes by virtue of such compliance.
(5) Purchases
The Issuer or any of its Subsidiaries may at any time purchase Notes in any manner and at any price. If purchases are made by tender, tenders must be available to all Noteholders alike.
(6) Cancellations
All Notes which are (a) redeemed or (b) purchased by or on behalf of the Issuer or any of its Subsidiaries will forthwith be cancelled, and accordingly may not be reissued or resold.
(7) Notices Final
Upon the expiry of any notice as is referred to in paragraph (2) above the Issuer shall be bound to redeem the Notes to which the notice refers in accordance with the terms of such paragraph.
8. PAYMENT OF ADDITIONAL INTEREST
The Issuer will, subject to the exceptions and limitations set forth below, pay as additional interest to a Noteholder that is a United States Alien (as defined below) such amounts as may be necessary so that every net payment on such Note after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge of whatever nature imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such Note to be then due and payable. However, the Issuer, as the case may be, will not be required to make any payment of additional interest for or on account of:
(a) any tax, assessment or other governmental charge that would not have been imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such holder, if such holder is an estate or a trust, or a member or shareholder of such holder, if such holder is a partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in trade or business or present therein or having or having had a permanent establishment therein, or (ii) the presentation by the holder of a Note for payment more than 15 days after the date on which such payment became due and payable or on which payment thereof was duly provided for, whichever occurs later;
(b) any estate, inheritance, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge;
(c) any tax, assessment or other governmental charge that would not have been imposed but for such holder’s past or present status as a personal holding company, foreign personal holding company, controlled foreign corporation, passive foreign investment company (including a qualified election fund) or foreign private foundation or other tax exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States Federal income tax;
(d) any tax, assessment or other governmental charge that is payable otherwise than by deduction or withholding from a payment on a Note;

(e) any tax, assessment or other governmental charge required to be deducted or withheld by any Paying Agent from any payment on a Note, if such payment can be made without such deduction or withholding by any other Paying Agent;
(f) any tax, assessment or other governmental charge that would not have been imposed but for the holder’s failure to comply with any applicable certification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a Note if, without regard to any tax treaty, such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;
(g) any tax, assessment or other governmental charge imposed by reason of the holder (i) owning or having owned, directly or indirectly, actually or constructively, 10 per cent or more of the total combined voting power of all classes of stock of the Issuer entitled to vote, (ii) receiving interest described in Section 881(c)(3)(A) of the United States Internal Revenue Code or (iii) being a controlled foreign corporation with respect to the United States that is related to the Issuer by actual or constructive stock ownership; or
(h) any combination of items (a), (b), (c), (d), (e), (f) and (g);
nor shall such additional interest be paid with respect to any payment on a Note to a holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to the additional interest had such beneficiary, settlor, member or beneficial owner been the holder of such Note.
For purposes of the foregoing, the holding of or the receipt of any payment with respect to a Note shall not constitute a connection between the holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or a person having power over, such holder if such holder is an estate, a trust, a partnership or a corporation) and the United States.
The term United States Alien means any person who, for United States Federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States Federal income tax purposes, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust.
9. PRESCRIPTION
Under New York’s statute of limitations, any legal action upon the Notes must be commenced within six years after the payment thereof is due. Thereafter, Notes will become generally unenforceable.
10. EVENTS OF DEFAULT
An event of default (Event of Default) will occur under the Notes if:
(a) the Issuer fails to pay the principal of any of the Notes when due; or
(b) the Issuer fails to pay interest (including any additional interest referred to in Condition 8) for 30 days after the date when due; or
(c) the Issuer fails to perform or observe any other term, covenant or agreement contained in the Agency Agreement or the Notes for 30 days after written notice thereof to the Issuer and the Fiscal Agent by the holders of at least 25 per cent in aggregate principal amount of the Notes then outstanding; or
(d) the Issuer fails to fulfil within 30 days from its due date, as extended by any applicable grace or cure period, any payment obligation of interest or principal under any existing Debt,

the aggregate principal amount of which exceeds $100,000,000, and such failure continues for 10 days after receipt of notice of such default by the Issuer, as specified in the Agency Agreement; or
(e) certain events of bankruptcy, insolvency or reorganisation with respect to the Issuer shall have occurred.
If an Event of Default shall have occurred and be continuing, any Noteholder, by written notice to the Issuer and the Fiscal Agent, may identify the applicable Event or Events of Default, declare the principal of its Note or Notes, together with accrued interest and additional amounts, if any, to be due and payable immediately, whereupon such amounts shall become due and payable immediately, unless prior to the receipt of such notice by the Issuer that all such Events of Default have been cured. Upon any such declaration being made, interest shall continue to accrue on the Note or Notes affected by such declaration until the Notes shall be paid in full or until the seventh day after the date upon which notice is duly given to the applicable Noteholders in accordance with Condition 12 that the principal amount of such Notes together with accrued interest and additional amounts thereon has been duly paid in full to the Fiscal Agent (provided that sufficient funds have actually been received and are available for such purpose), whichever is earlier.
11. REPLACEMENT OF CERTIFICATES
Should any Certificate be lost, stolen, mutilated, defaced or destroyed it may be replaced at the specified office of the Registrar, upon payment by the claimant of the expenses incurred in connection with the replacement and on such terms as to evidence and indemnity as the Issuer may reasonably require. Mutilated or defaced Certificates must be surrendered before replacements will be issued.
12. NOTICES
All notices to the Noteholders will be valid if mailed to them at their respective addresses in the register of Noteholders maintained by the Registrar and published in a leading English language daily newspaper published in London or such other English language daily newspaper with general circulation in Europe as the Issuer may decide and, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that Exchange so require, published in a daily newspaper in Luxembourg or on the website of the Luxembourg Stock Exchange, www.bourse.lu. It is expected that publication will normally be made in the Financial Times and the d’Wort. The Issuer shall also ensure that notices are duly published in a manner which complies with the rules and regulations of any stock exchange on which the Notes are for the time being listed. Any notice shall be deemed to have been given on the second day after being so mailed or on the date of publication or, if so published more than once or on different dates, on the date of the first publication, and in the case of publication on the website of the Luxembourg Stock Exchange, on the date of such publication.
13. MEETINGS OF NOTEHOLDERS AND MODIFICATION
(1) Provisions for Meetings
The Agency Agreement contains provisions for convening meetings of the Noteholders to consider any matter affecting their interests, including the modification by Extraordinary Resolution of these Conditions or the provisions of the Agency Agreement. The quorum at any meeting for passing an Extraordinary Resolution will be one or more persons present holding or representing in aggregate more than 50 per cent, in principal amount of the Notes for the time being outstanding, or at any adjourned meeting one or more persons present whatever the principal amount of the Notes held or represented by him or them, except that at any meeting the business of which includes the modification of certain of these Conditions the necessary quorum for passing an Extraordinary Resolution will be one or more persons present holding or representing in aggregate not less than one half, or at any adjourned meeting not less than one quarter, of the principal amount of the Notes for the time being outstanding. An Extraordinary Resolution passed at any meeting of the Noteholders will be binding on all Noteholders, whether or not they are present at the meeting.
(2) Modification
The Fiscal Agent may agree, without the consent of the Noteholders, to any modification of any of these Conditions or any of the provisions of the Agency Agreement either (i) for the purpose of curing any ambiguity or of curing, correcting or supplementing any defective provision contained herein or therein or (ii) in any manner which is not materially prejudicial to the interests of the Noteholders. Any modification shall be binding on the Noteholders and, unless otherwise agreed by the Fiscal Agent (which agreement shall not be unreasonably withheld or delayed), any modification shall be notified by the Issuer to the Noteholders as soon as practicable thereafter in accordance with Condition 12.
14. FURTHER ISSUES
The Issuer may from time to time without the consent of the Noteholders create and issue further notes, having terms and conditions the same as those of the Notes, or the same except for the amount of the first payment of interest, which may be consolidated and form a single series with the outstanding Notes.
15. CONSOLIDATION, MERGER OR TRANSFER
The Issuer may without the consent of the Noteholders, merge or consolidate with any other corporation or dispose of all or substantially all of its assets to any other corporation, provided that the successor corporation assumes all obligations of the Issuer under the Notes and the Agency Agreement and certain other conditions set forth therein are met.
16. GOVERNING LAW
(1) Governing Law
The Agency Agreement and the Notes are governed by, and will be construed in accordance with, the laws of the State of New York.
(2) Jurisdiction
Any State or federal courts sitting in the Borough of Manhattan, the City of New York shall have non-exclusive jurisdiction to adjudicate any disputes which may arise out of or in connection with the Notes or the Agency Agreement and accordingly any legal action or proceedings arising out of or in connection with the Notes or the Agency Agreement (Proceedings) may be brought in such courts. The Issuer and the Paying Agents have in the Agency Agreement irrevocably submitted to the non-exclusive jurisdiction of such courts and waived any objection which it may now or hereafter have to Proceedings in any such courts whether on the ground of the laying of venue or on the ground that the Proceedings have been brought in an inconvenient form.
(3) Waiver of Jury Trial
The Issuer and the Paying Agents have in the Agency Agreement waived, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to the Agency Agreement or any Note (whether based on contract, tort or any other theory). Each of the Issuer and each of the Paying Agents, therein (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of

Proceedings, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties to the Agency Agreement have been induced to enter in the Agency Agreement by, among other things, the mutual waivers and certifications in this section.
(4) Waiver of Immunity
To the extent that any of the Issuer and the Paying Agents have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer and the Paying Agents have in the Agency Agreement irrevocably waived such immunity in respect of their obligations under the Agency Agreement or under any Note.
(5) Service of Process
The Issuer has agreed in the Agency Agreement that the process by which any Proceedings in New York City are begun may be served on it by being delivered to it at its offices at 650 Madison Avenue, New York NY10022. If the appointment of the person appointed to receive process on behalf of the Issuer ceases to be effective, the Issuer shall forthwith appoint a further person in the State of New York to accept service of process on its behalf and notify the name and address of such person to the Fiscal Agent and, failing such appointment within 15 days, the Fiscal Agent shall be entitled to appoint such a person by written notice addressed and delivered to the Issuer.

SCHEDULE 3
PROVISIONS FOR MEETINGS OF NOTEHOLDERS
DEFINITIONS
1.	As used in this Schedule the following expressions shall have the following meanings unless the context otherwise requires:

Block Voting Instruction means, in relation to any meeting, an English language document issued by a Paying Agent in which:
(a)	it is certified that on the date thereof Notes represented by the Global Certificate or Certificates which are held in an account with any Clearing System (in each case not being Notes in respect of which a Voting Certificate has been issued and is outstanding in respect of the meeting specified in such Block Voting Instruction) are blocked in an account with a Clearing System and that no such Notes will cease to be so blocked until the first to occur of:
(i)	the conclusion of the meeting specified in such Block Voting Instruction; and

(ii)	the Notes ceasing with the agreement of the Paying Agent to be so blocked and the giving of notice by the Paying Agent to the Issuer in accordance with paragraph 3(E) of the necessary amendment to the Block Voting Instruction;
(b)	it is certified that each holder of such Notes has instructed such Paying Agent that the vote(s) attributable to the Notes so blocked should be cast in a particular way in relation to the resolution(s) to be put to such meeting and that all such instructions are, during the period commencing 48 Hours prior to the time for which such meeting is convened and ending at the conclusion or adjournment thereof, neither revocable nor capable of amendment;

(c)	the aggregate principal amount of the Notes so deposited or held or blocked is listed distinguishing with regard to each such resolution between those in respect of which instructions have been given that the votes attributable thereto should be cast in favour of the resolution and those in respect of which instructions have been so given that the votes attributable thereto should be cast against the resolution; and

(d)	one or more persons named in such Block Voting Instruction (each hereinafter called a proxy) is or are authorised and instructed by such Paying Agent to cast the votes attributable to the Notes so listed in accordance with the instructions referred to in (c) above as set out in such Block Voting Instruction;
Certificate means, for the purpose of this Annex 3, a Note in definitive form;
Chairman means, in relation to any meeting, the individual who takes the chair in accordance with paragraph 6;
Clearing System means Euroclear and/or Clearstream, Luxembourg and includes in respect of any Note any clearing system on behalf of which such Note is held or which is the holder or (directly or through a nominee) registered owner of a Note, in either case whether alone or jointly with any other Clearing System(s).

Eligible Person means any one of the following persons who shall be entitled to attend and vote at a meeting:
(a)	a holder of a Certificate which is not held in an account with any Clearing System;

(b)	a bearer of any Voting Certificate;

(c)	a proxy specified in any Block Voting Instruction; and

(d)	a proxy appointed by a holder of a Certificate which is not held in an account with any Clearing System;
Extraordinary Resolution means:
(a)	a resolution passed at a meeting duly convened and held in accordance with these presents by a majority consisting of not less than three-fourths of the Eligible Persons voting thereat upon a show of hands or, if a poll is duly demanded, by a majority consisting of not less than three-fourths of the votes cast on such poll; or
(b)	a resolution in writing signed by or on behalf of the holders of not less than three fourths in principal amount of the Notes which resolution may be contained in one document or in several documents in like form each signed by or on behalf of one or more of the holders;
Identified Person means, in relation to paragraph 3(A) of this Annex 3, a person named to collect the Voting Certificate and attend and vote at the meeting;
Ordinary Resolution means:
(a)	a resolution passed at a meeting duly convened and held in accordance with these presents by a clear majority of the Eligible Persons voting thereat on a show of hands or, if a poll is duly demanded, by a simple majority of the votes cast on such poll; or
(b)	a resolution in writing signed by or on behalf of the holders of not less than a clear majority in principal amount of the Notes, which resolution may be contained in one document or in several documents in like form each signed by or on behalf of one or more of the holders;
Voting Certificate means, in relation to a meeting, an English language certificate issued by a Paying Agent in which it is stated:
(a)	that on the date thereof Notes represented by the Global Certificate or Certificates which are held in an account with any Clearing System (in each case not being Notes in respect of which a Block Voting Instruction has been issued and is outstanding in respect of the meeting specified in such Voting Certificate) are blocked in an account with a Clearing System and that no such Notes will cease to be so blocked until the first to occur of:
(i)	the conclusion of the meeting specified in such Voting Certificate; and

(ii)	the surrender of the Voting Certificate to the Paying Agent who issued the same; and

(b)	that the bearer thereof is entitled to attend and vote at such meeting in respect of the Notes represented by such Voting Certificate;
24 Hours means a period of 24 hours including all or part of a day upon which banks are open for business in both the place where the relevant meeting is to be held and in each of the places where the Paying Agents have their specified offices (disregarding for this purpose the day upon which such meeting is to be held) and such period shall be extended by one period or, to the extent necessary, more periods of 24 hours until there is included as aforesaid all or part of a day upon which banks are open for business in all of the places as aforesaid; and
48 Hours means a period of 48 hours including all or part of two days upon which banks are open for business both in the place where the relevant meeting is to be held and in each of the places where the Paying Agents have their specified offices (disregarding for this purpose the day upon which such meeting is to be held) and such period shall be extended by one period or, to the extent necessary, more periods of 24 hours until there is included as aforesaid all or part of two days upon which banks are open for business in all of the places as aforesaid.
For the purposes of calculating a period of Clear Days in relation to a meeting, no account shall be taken of the day on which the notice of such meeting is given (or, in the case of an adjourned meeting, the day on which the meeting to be adjourned is held) or the day on which such meeting is held.
All references in this Schedule to a “meeting” shall, where the context so permits, include any relevant adjourned meeting.
EVIDENCE OF ENTITLEMENT TO ATTEND AND VOTE
2.	A holder of a Note represented by the Global Certificate or a Certificate which is held in an account with any Clearing System may require the issue by a Paying Agent of Voting Certificates and Block Voting Instructions in accordance with the terms of paragraph 3.

For the purposes of paragraph 3, the Registrar, Fiscal Agent and each Paying Agent shall be entitled to rely, without further enquiry, on any information or instructions received from a Clearing System and shall have no liability to any holder or other person for any loss, damage, cost, claim or other liability occasioned by its acting in reliance thereon, nor for any failure by a Clearing System to deliver information or instructions to the Registrar, Fiscal Agent or any Paying Agent.

The holder of any Voting Certificate or the proxies named in any Block Voting Instruction shall for all purposes in connection with the relevant meeting be deemed to be the holder of the Notes to which such Voting Certificate or Block Voting Instruction relates.
PROCEDURE FOR ISSUE OF VOTING CERTIFICATES, BLOCK VOTING INSTRUCTIONS AND PROXIES
3.	(A)	Global Certificate and Certificates held in a Clearing System — Voting Certificate

A holder of a Note (not being a Note in respect of which instructions have been given to the Principal Paying Agent in accordance with paragraph 3(B)) represented by the Global Certificate or which is in definitive form and is held in an account with any Clearing System may procure the delivery of a Voting Certificate in respect of such Note by giving notice to the Clearing System through which such holder’s interest in the Note is held specifying an Identified Person (which need not be the holder himself. The relevant Voting Certificate will be made available at or shortly prior to the commencement of the meeting by the Fiscal Agent against presentation by such Identified Person of the form of identification previously notified by such holder to the Clearing System. The Clearing System may prescribe forms of identification (including, without limitation, a passport or driving licence) which it deems appropriate for these purposes. Subject to receipt by the Fiscal Agent from the Clearing System, no later than 24 Hours prior to the time for which such meeting is convened, of notification of the principal amount of the Notes to be represented by any such Voting Certificate and the form of identification against presentation of which such Voting Certificate should be released, the Principal Paying Agent shall, without any obligation to make further enquiry, make available Voting Certificates against presentation of the form of identification corresponding to that notified.

(B)	Global Certificate and Certificates held in a Clearing System — Block Voting Instruction

A holder of a Note (not being a Note in respect of which a Voting Certificate has been issued) represented by the Global Certificate or which is in definitive form and is held in an account with any Clearing System may require the Fiscal Agent to issue a Block Voting Instruction in respect of such Note by first instructing the Clearing System through which such holder’s interest in the Note is held to procure that the votes attributable to such Note should be cast at the meeting in a particular way in relation to the resolution or resolutions to be put to the meeting. Any such instruction shall be given in accordance with the rules of the Clearing System then in effect. Subject to receipt by the Fiscal Agent of instructions from the Clearing System, no later than 24 Hours prior to the time for which such meeting is convened, of notification of the principal amount of the Notes in respect of which instructions have been given and the manner in which the votes attributable to such Notes should be cast, the Fiscal Agent shall, without any obligation to make further enquiry, appoint a proxy to attend the meeting and cast votes in accordance with such instructions.

(C)	Definitive Certificates not held in a Clearing System — appointment of proxy
(i)	A holder of Notes in definitive form and not held in an account with any Clearing System may, by an instrument in writing in the English language (a form of proxy) signed by the holder or, in the case of a corporation, executed under its common seal or signed on its behalf by an attorney or a duly authorised officer of the corporation and delivered to the specified office of the Registrar or the Transfer Agent not less than 48 Hours before the time fixed for the relevant meeting, appoint any person (a proxy) to act on his or its behalf in connection with any meeting.

(ii)	Any proxy appointed pursuant to subparagraph (i) above shall so long as such appointment remains in force be deemed, for all purposes in connection with the relevant meeting, to be the holder of the Notes to which such appointment relates and the holders of the Notes shall be deemed for such purposes not to be the holder.
(D)	Each Block Voting Instruction, and each form of proxy shall be deposited by the relevant Paying Agent or (as the case may be) by the Registrar or the Transfer Agent at such place as the Fiscal Agent shall approve not less than 24 Hours before the time appointed for holding the meeting at which the proxy or proxies named in the Block Voting Instruction or form of proxy proposes to vote, and in default the Block Voting

Instruction or form of proxy shall not be treated as valid unless the Chairman of the meeting decides otherwise before such meeting proceeds to business. A notarially certified copy of each Block Voting Instruction and form of proxy shall (if so requested by the Issuer) be deposited with the Issuer before the commencement of the meeting but the Issuer shall not thereby be obliged to investigate or be concerned with the validity of or the authority of the proxy or proxies named in any such Block Voting Instruction or form of proxy.

(E)	Any vote given in accordance with the terms of a Block Voting Instruction or form of proxy shall be valid notwithstanding the previous revocation or amendment of the Block Voting Instruction or form of proxy or of any of the instructions of the relevant holder or the relevant Clearing System (as the case may be) pursuant to which it was executed provided that no intimation in writing of such revocation or amendment has been received from the relevant Paying Agent (in the case of a Block Voting Instruction) or from the holder thereof (in the case of a proxy appointed pursuant to paragraph 3(C)) by the Issuer at its registered office (or such other place as may have been required or approved by the Fiscal Agent for the purpose) by the time being 24 Hours (in the case of a Block Voting Instruction) or 48 Hours (in the case of a proxy) before the time appointed for holding the meeting at which the Block Voting Instruction or form of proxy is to be used.
CONVENING OF MEETINGS, QUORUM AND ADJOURNED MEETINGS
4.	The Issuer may at any time, and the Issuer shall upon a requisition in writing in the English language signed by the holders of not less than ten per cent, in principal amount of the Notes for the time being outstanding, convene a meeting and if the Issuer makes default for a period of seven days in convening such a meeting the same may be convened by the relevant Noteholders. Whenever the Issuer is about to convene any such meeting the Issuer shall forthwith give notice in writing to the Fiscal Agent of the day, time and place thereof and of the nature of the business to be transacted thereat. Every such meeting shall be held at such time and place as the Fiscal Agent may appoint or approve in writing.
5.	At least 21 Clear Days’ notice specifying the place, day and hour of meeting shall be given to the holders prior to any meeting in the manner provided by Condition 12. Such notice, which shall be in the English language, shall state generally the nature of the business to be transacted at the meeting thereby convened and, in the case of an Extraordinary Resolution, shall either specify in such notice the terms of such resolution or state fully the effect on the holders of such resolution, if passed. Such notice shall include statements as to the manner in which holders may arrange for Voting Certificates or Block Voting Instructions to be issued and, if applicable, appoint proxies. A copy of the notice shall be sent by post to the Issuer (unless the meeting is convened by the Issuer).
6.	A person (who may but need not be a holder) nominated in writing by the Issuer shall be entitled to take the chair at the relevant meeting, but if no such nomination is made or if at any meeting the person nominated shall not be present within 15 minutes after the time appointed for holding the meeting the holders present shall choose one of their number to be Chairman, failing which the Issuer may appoint a Chairman. The Chairman of an adjourned meeting need not be the same person as was Chairman of the meeting from which the adjournment took place.
7.	At any such meeting one or more Eligible Persons present and holding or representing in the aggregate not less than one-twentieth of the principal amount of the Notes for the time being outstanding shall (except for the purpose of passing an Extraordinary Resolution) form a quorum for the transaction of business (including the passing of an Ordinary Resolution) and no business (other than the choosing of a Chairman) shall be transacted at any meeting unless the requisite quorum be present at the commencement of the relevant business. The quorum at any such meeting for passing an Extraordinary Resolution shall (subject as provided below) be one or more Eligible Persons present and holding or representing in the aggregate more than 50 per cent, in principal amount of the Notes for the time being outstanding PROVIDED THAT at any meeting the business of which includes any of the following matters (each of which shall only be capable of being effected after having been approved by Extraordinary Resolution) namely:
(a)	modification of the maturity date of the Notes or reduction or cancellation of the principal amount payable at maturity; or

(b)	reduction or cancellation of the amount payable or modification of the payment date in respect of any interest in respect of the Notes or variation of the method of calculating the rate of interest in respect of the Notes; or

(c)	modification of the currency in which payments under the Notes are to be made; or

(d)	modification of the majority required to pass an Extraordinary Resolution; or

(e)	the sanctioning of any scheme or proposal described in subparagraph 19(f); or

(f)	alteration of this proviso or the proviso to paragraph 8 below, the quorum shall be one or more Eligible Persons present and holding or representing in the aggregate not less than two-thirds of the principal amount of the Notes for the time being outstanding.
8.	If within 15 minutes (or such longer period not exceeding 30 minutes as the Chairman may decide) after the time appointed for any such meeting a quorum is not present for the transaction of any particular business, then, subject and without prejudice to the transaction of the business (if any) for which a quorum is present, the meeting shall if convened upon the requisition of holders be dissolved. In any other case it shall stand adjourned to the same day in the next week (or if such day is a public holiday the next succeeding business day) at the same time and place (except in the case of a meeting at which an Extraordinary Resolution is to be proposed in which case it shall stand adjourned for such period, being not less than 13 Clear Days nor more than 42 Clear Days, and to such place as may be appointed by the Chairman either at or subsequent to such meeting and approved by the Fiscal Agent). If within 15 minutes (or such longer period not exceeding 30 minutes as the Chairman may decide) after the time appointed for any adjourned meeting a quorum is not present for the transaction of any particular business, then, subject and without prejudice to the transaction of the business (if any) for which a quorum is present, the Chairman may either (with the approval of the Fiscal Agent) dissolve such meeting or adjourn the same for such period, being not less than 13 Clear Days (but without any maximum number of Clear Days), and to such place as may be appointed by the Chairman either at or subsequent to such adjourned meeting and approved by the Fiscal Agent, and the provisions of this sentence shall apply to all further adjourned such meetings.
9.	At any adjourned meeting one or more Eligible Persons present (whatever the principal amount of the Notes so held or represented by them) shall (subject as provided below) form a quorum and shall have power to pass any resolution and to decide upon all matters which could properly have been dealt with at the meeting from which the adjournment took place had the requisite quorum been present PROVIDED THAT at any adjourned meeting the quorum for the transaction of business comprising any of the matters specified in the proviso to paragraph 7 shall be one or more Eligible Persons present and holding or representing in the aggregate not less than one-third of the principal amount of the Notes for the time being outstanding.
10.	Notice of any adjourned meeting at which an Extraordinary Resolution is to be submitted shall be given in the same manner as notice of an original meeting but as if 10 were substituted for 21 in paragraph 5 and such notice shall state the required quorum. Subject as aforesaid it shall not be necessary to give any notice of an adjourned meeting.
CONDUCT OF BUSINESS AT MEETINGS
11.	Every question submitted to a meeting shall be decided in the first instance by a show of hands. A poll may be demanded (before or on the declaration of the result of the show of hands) by the Chairman, the Issuer or any Eligible Person (whatever the amount of the Notes so held or represented by him).
12.	At any meeting, unless a poll is duly demanded, a declaration by the Chairman that a resolution has been carried or carried by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.
13.	Subject to paragraph 15, if at any such meeting a poll is so demanded it shall be taken in such manner and, subject as hereinafter provided, either at once or after an adjournment as the Chairman directs and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded as at the date of the taking of the poll. The demand for a poll shall not prevent the continuance of the meeting for the transaction of any business other than the motion on which the poll has been demanded.
14.	The Chairman may, with the consent of (and shall if directed by) any such meeting, adjourn the same from time to time and from place to place; but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place.
15.	Any poll demanded at any such meeting on the election of a Chairman or on any question of adjournment shall be taken at the meeting without adjournment.
16.	Any director or officer of the Issuer, its lawyers and financial advisors, any director or officer of any of the Paying Agents and any other person authorised so to do by the Fiscal Agent may attend and speak at any meeting. Save as aforesaid, no person shall be entitled to attend and speak nor shall any person be entitled to vote at any meeting unless he is an Eligible Person. No person shall be entitled to vote at any meeting in respect of Notes which are deemed to be not outstanding by virtue of the proviso to the definition of “outstanding” in clause 2.1 of the Agency Agreement.
17.	At any meeting:
(a)	on a show of hands every Eligible Person present shall have one vote; and

(b)	on a poll every Eligible Person present shall have one vote in respect of each EUR 1.00 in principal amount of the Notes held or represented by such Eligible Person.

Without prejudice to the obligations of the proxies named in any Block Voting Instruction or form of proxy, any Eligible Person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.
18.	The proxies named in any Block Voting Instruction or form of proxy need not be holders. Nothing herein shall prevent any of the proxies named in any Block Voting Instruction or form of proxy from being a director, officer or representative of or otherwise connected with the Issuer.

19.	A meeting shall in addition to the powers hereinbefore given have the following powers exercisable only by Extraordinary Resolution (subject to the provisions relating to quorum contained in paragraphs 7 and 9) namely:
(a)	power to approve any compromise or arrangement proposed to be made between the Issuer and Noteholders or any of them;

(b)	power to approve any abrogation, modification, compromise or arrangement in respect of the rights of the Noteholders against the Issuer or against any of its property whether these rights arise under this Agreement, the Notes or otherwise;

(c)	power to agree to any modification of the provisions contained in this Agreement or the Conditions, the Notes which is proposed by the Issuer;

(d)	power to give any authority or approval which under the provisions of this Schedule or the Notes is required to given by Extraordinary Resolution;

(e)	power to appoint any persons (whether Noteholders or not) as a committee or committees to represent the interests of the Noteholders and to confer upon any committee or committees any powers or discretions which the Noteholders could themselves exercise Extraordinary Resolution;

(f)	power to approve any scheme or proposal for the exchange or sale of the Notes for, or the conversion of the Notes into, or the cancellation of the Notes in consideration of, shares, stock, notes, bonds, debentures, debenture stock and/or other obligations and/or securities of Issuer or any other company formed or to be formed, or for or into or in consideration of cash, or partly for or into or in consideration of shares, stock, notes, bonds, debentures, debenture stock and/or other obligations and/or securities as stated above and partly for or into or in consideration of cash; and

(g)	power to approve the substitution of any entity in place of the Issuer (or any previous substitute) as the principal debtor in respect of the Notes.
20.	Any resolution passed at a meeting of the holders duly convened and held in accordance with these presents shall be binding upon all the holders whether or not present or whether or not represented at such meeting and whether or not voting and each of them shall be bound to give effect thereto accordingly and the passing of any such resolution shall be conclusive evidence that the circumstances justify the passing thereof. Notice of the result of the voting on any resolution duly considered by the holders shall be published in accordance with Condition 12 by the Issuer within 14 days of such result being known, PROVIDED THAT the non-publication of such notice shall not invalidate such result.
21.	Minutes of all resolutions and proceedings at every meeting shall be made and entered in books to be from time to time provided for that purpose by the Issuer and any such minutes as aforesaid, if purporting to be signed by the Chairman of the meeting at which such resolutions were passed or proceedings transacted, shall be conclusive evidence of the matters therein contained and, until the contrary is proved, every such meeting in respect of the proceedings of which minutes have been made shall be deemed to have been duly held and convened and all resolutions passed or proceedings transacted thereat to have been duly passed or transacted.
22.	Subject to all other provisions of these presents the Fiscal Agent may (after consultation with the Issuer where the Fiscal Agent considers such consultation to be practicable but without the consent of the Issuer, or the holders) prescribe such further or alternative regulations regarding the requisitioning and/or the holding of meetings and attendance and voting thereat as the Fiscal Agent may in its sole discretion reasonably think fit (including, without limitation, the substitution for periods of 24 hours and 48 hours referred to in this Schedule of shorter periods). Such regulations may, without prejudice to the generality of the foregoing, reflect the practices and facilities of any relevant Clearing System. Notice of any such further or alternative regulations may, at the sole discretion of the Fiscal Agent, be given to holders in accordance with Condition 12 at the time of service of any notice convening a meeting or at such other time as the Fiscal Agent may decide.

SCHEDULE 4
REGISTRATION AND TRANSFER OF NOTES
1.	Each Note shall have an identifying serial number which shall be entered on the Register.

2.	The Notes are transferable in integral multiples of EUR 50,000 or in integral multiples of EUR 1,000 in excess thereof each by execution of the form of transfer endorsed thereon under the hand of the transferor or, where the transferor is a corporation, under its common seal or under the hand of two of its officers duly authorised in writing. In this Schedule 5, transferor shall, where the context permits or requires, include joint transferors and be construed accordingly.

3.	The Notes to be transferred must be delivered for registration to the specified office of the Transfer Agent with the form of transfer endorsed on the Notes duly completed and executed and must be accompanied by the documents, evidence and information required pursuant to the Conditions and such other evidence as the Issuer may reasonably require to prove the title of the transferor or his right to transfer the Notes and, if the form of transfer is executed by some other person on his behalf or in the case of the execution of a form of transfer on behalf of a corporation by its officers, the authority of that person or those persons to do so.

4.	The executors or administrators of a deceased holder of Notes (not being one of several joint holders) and in the case of the death of one or more of several joint holders the survivor of the joint holders shall be the only person or persons recognised by the Issuer as having any title to the Notes.

5.	Any person becoming entitled to Notes in consequence of the death or bankruptcy of the holder of such Notes may upon producing such evidence that he holds the position in respect of which he proposes to act under this paragraph or of his title as the Issuer shall reasonably require be registered himself as the holder of such Notes or, subject to the preceding paragraphs as to transfer, may transfer such Notes. The Issuer shall be at liberty to retain any amount payable upon the Notes to which any person is so entitled until the person shall be registered as provided above or shall duly transfer the Notes.

6.	Unless otherwise requested by him and agreed by the Issuer, the holder of Notes shall be entitled to receive only one Note in respect of his entire holding.

7.	The joint holders of Notes shall be entitled to one Note only in respect of their joint holding which shall, except where they otherwise direct, be delivered to the joint holder whose name appears first in the register of the holders of Notes in respect of the joint holding.

8.	Where a holder of Notes has transferred part only of his holding there shall be delivered to him without charge a Note in respect of the balance of the holding.

9.	The Issuer shall make no charge to the holders for the registration of any holding of Notes or any transfer thereof or for the issue thereof or for the delivery of Notes at the specified office of the Transfer Agent or by mail to the address specified by the Noteholder. If any Noteholder entitled to receive a Note wishes to have the same delivered to him otherwise than at the specified office of the Transfer Agent, the delivery shall be made, upon his written request to the Transfer Agent, at his risk and (except where sent by mail to the address specified by the Noteholder) at his expense.

10.	The registered holder of a Note may (to the fullest extent permitted by all applicable laws) be treated at all times, by all persons and for all purposes as the absolute owner of such Note notwithstanding any notice any person may have of the right, title, interest or claim of any other person. The Issuer shall not be bound to see to the execution of any trust to which any Note may be subject and no notice of any trust shall be entered on the register. The holder of a Note will be recognised by the Issuer as entitled to his Note free from any equity, set-off or counterclaim on the part of the Issuer against the original or any intermediate holder of the Note.

SCHEDULE 5
FORM OF PUT NOTICE

FORM OF PUT NOTICE
POLO RALPH LAUREN CORPORATION
EUR 300,000,000 4.50 per cent. Notes due 2013
By depositing this duly completed Notice with any Paying Agent for the above Notes (the Notes) the undersigned holder of the Notes surrendered with this Notice and referred to below irrevocably exercises its option to have the nominal amount of the respective Notes redeemed in accordance with Condition 7(4) as the Put Date (as defined in Condition 7(4) of the Notes).
This Notice relates to Notes in the aggregate nominal amount of                      bearing the following serial numbers:

Payment Instructions
Please make payment in respect of the above-mentioned Notes by [cheque posted to the below address/transfer to the following bank account]1:

[Bank:	Branch Address:
Branch Code:	Account Number:
/Address:
Cheque made to payable to	][1]
Signature of holder:
[To be completed by recipient Paying Agent]
Details of missing unmatured Coupons
Received by:
[Signature and stamp of Paying Agent]
At its office at:                                                               On:
Notes:-
[1]	Delete as appropriate.
N.B.	The Paying Agent with whom the above-mentioned Notes are deposited will not in any circumstances be liable to the depositing Noteholder or any other person for any loss or damage arising from any act, default or omission of such Paying Agent in relation to the said Notes or any of them unless such loss or damage was caused by the fraud or negligence of such Paying Agent or its directors, officers or employees.
This Put Notice is not valid unless all of the paragraphs requiring completion are duly completed. Once validly given this Put Notice is irrevocable.

SIGNATORIES
POLO RALPH LAUREN CORPORATION
By: T. TRAVIS
DEUTSCHE BANK AG, LONDON BRANCH
By: C. RAKESTROW                      A. GARVEY
DEUTSCHE BANK LUXEMBOURG S.A.
By: S. HARDING                             S. CLERKIN